EXHIBIT 99.2
                                                                    ------------























                              WESTBANK CORPORATION


                               2003 ANNUAL REPORT

                                  In Memoriam

                      Dedicated to the memory of a banker
                        who provided leadership, vision
                      and guidance during critical times.


                                    [PHOTO]

                             William A. Franks, Jr.
                      President and Chairman of the Board

                                   President
                                 from 1966-1984

                       Chairman of the Board of Directors
                                 from 1979-1989

ON THE COVER

STANDING:  JOHN WHITE,             DONALD CHASE,           JOSEPH YOUNG,
           SENIOR VICE PRESIDENT   PRESIDENT/CEO           VICE PRESIDENT

           GERARD DRAPEAU,
           VICE PRESIDENT


SITTING:   PAUL ACCORSI,           DENISE BREWER,          RICHARD HANCHETT,
           SENIOR VICE PRESIDENT   SENIOR VICE PRESIDENT   VICE PRESIDENT

FINANCIAL HIGHLIGHTS
WESTBANK CORPORATION AND SUBSIDIARIES



FOR THE YEAR ENDED DECEMBER 31,

(DOLLARS IN THOUSANDS)                           2003            2002(1)         2001(1)
----------------------------------------------------------------------------------------
Net income                                     $  6,054         $  6,009        $  4,073

Net interest income                              21,767           22,521          20,397

Non-interest income                               4,536            4,090           3,489

Non-interest expense                             17,439           16,412          16,841

Provision for (recovery of) loan losses            (354)           1,333             944




YEAR END DECEMBER 31,

(DOLLARS IN THOUSANDS)                           2003            2002(1)         2001(1)
----------------------------------------------------------------------------------------

Securities                                     $242,062         $132,732        $142,442

Loans, net                                      435,483          473,721         439,723

Allowance for loan losses                         4,428            5,111           4,179

Assets                                          724,060          682,863         628,922

Deposits                                        536,454          561,747         509,849

Stockholders' equity                             45,275           42,612          39,016



COMMON SHARE DATA

Average diluted shares                        4,570,149        4,509,965       4,513,020
Earnings per diluted share                        $1.32            $1.33            $.90


BAR GRAPH:  CHANGE IN COMMON STOCK PRICE, BOOK VALUE AND RETURN ON AVERAGE ASSETS
----------------------------------------------------------------------------------------
                      Closing                                             Return on
                Common Stock Price             Book Value              Average Assets
2001                 $  8.52                    $  8.71                      0.68%
2002                   12.56                       9.76                      0.90
2003                   18.11                      10.27                      0.92




(1) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in January 2003.

                     PEOPLE YOU KNOW. EXPERIENCE YOU TRUST.

Dear Shareholder:

Community banking is many things to many people. In its simplest form, community banking is meeting the financial needs of the people and businesses in the communities a bank serves. But in reality, it is much more involved than that. It is developing personal relationships that last a lifetime. It is seeing a need in the community and stepping forward to lend a helping hand when needed. It is doing business with people you know and trust.

At Westbank Corporation, we believe community banking is more than just having a branch in the community. It is providing our customers with a level of comfort and stability - an inherent feeling of trust that lets them know their money is safe and in capable, experienced hands. It is the peace of mind they feel when they walk into our main office and see our consumer lender sitting behind the same desk he has manned for 42 years or hear our long-time receptionist say, "Good afternoon, Westbank" every time they call the Bank. It is the feeling of confidence they get after discussing their business finances with one of our experienced commercial lenders or opening a checking account with one of our branch managers. In short, Westbank is people you know and experience you can trust.

Of course, community banking is also about financial performance. In 2003, the Corporation enjoyed record-setting financial results for the second consecutive year. For the year ended December 31, 2003, net income totaled a record $6,054,000 or $1.32 per diluted share versus $6,009,000 for the year ended December 31, 2002, which included $800,000 in life insurance proceeds. Excluding the life insurance proceeds, earnings for 2003 increased by 16% over the prior year.

As of December 31, 2003, assets totaled $724.1 million versus $682.9 million one year ago, an increase of 6%. Investments totaled $242.1 million, a $109.3 million, or 82% increase over the prior year. As of year-end 2003, loans totaled $435.5 million, deposits stood at $536.5 million and total borrowings increased to $122.2 million.

Net interest income for the year ended December 31, 2003 totaled $21,767,000, while the Corporation's net interest margin stood at 3.53% versus 3.63% for the previous year.

At year-end, the allowance for loan losses totaled $4,428,000, representing 1.01% of total loans. As of December 31, 2003, non-performing loans totaled $3,308,000 and the Corporation held no property in foreclosure. Total non-performing assets at the end of 2003 represented .46% of total assets.

Stockholders' equity at December 31, 2003 totaled $45,275,000 compared to $42,612,000 at December 31, 2002, representing a book value of $10.27 and a tangible book value of $8.26. The results for the year ended December 31, 2003 represented a return on average equity of 14% and a return on average assets of ..92%.

In addition to our financial performance, the Corporation also achieved key milestones in several of its business divisions.

Spurred by a continued low interest rate environment, our Residential Lending Division originated a record $123.9 million in residential real estate loans in 2003. Refinancing continued to drive our residential loan activity for much of the year, with home purchases picking up steadily toward the end of the year. While interest rates remain relatively low, we expect home purchases to drive residential loan demand in 2004, as most consumers who planned to refinance their homes have likely done so at this stage.

Our Commercial Lending Division also enjoyed a banner year, underwriting $80.3 million in commercial loans, commercial mortgages and equipment leases. This division has historically been a solid performer for the Corporation and was a key contributor to our financial results in 2003. In 2004, we plan to place a great deal of emphasis on this division by launching a multimedia advertising campaign designed to communicate our business banking capabilities to potential prospects in the markets we serve.

Our Indirect Lending Division, which underwrites automobile loans directly through automobile dealers, booked over $20.6 million in new auto loans in 2003, a 7 % increase versus the previous year. We currently have 92 dealer affiliations in Massachusetts and Connecticut, with plans to add even more dealers in 2004. In addition to bolstering our dealer affiliations, we also plan to implement an online loan processing system in 2004. By doing this, we will improve efficiency and provide auto dealers with the ability to extend financing to qualified buyers during non-business hours.

Following a division-wide reorganization in 2003, our Wealth Management Division is now comprised of four key areas: Trust and Investments, Qualified Plans, Financial and Estate Planning, and Private Clients Group. With this new alignment, our Wealth Management division is poised for solid growth in 2004.

In September 2003, we officially opened our eighteenth branch office in Webster, Massachusetts. In addition to providing us with a geographic link between our Massachusetts and Connecticut offices, the Webster office is providing the Corporation with the opportunity to develop retail and commercial business opportunities in the burgeoning Worcester County market. As of December 31, 2003, our Webster office had acquired $5 million in new deposits and we are extremely pleased with the results to date.

As part of our expansion plans, we also made a sizable investment in our technological capabilities, led by the decision to revamp our existing voice and data network. Completed in October 2003, this new voice and data network has allowed the Bank to route all voice, data and Internet traffic through one converged network.

Perhaps the biggest news in 2003 was the appreciation in value of our common stock and the improvements we have made to enhance shareholder value. As of December 31, 2003, the Corporation's common stock stood at $18.25, a 40% increase in market value versus year-end 2002. We believe the improvement in value is the result of our continued financial growth and the strength of community bank stocks as a whole. In addition to the increase in our stock price, the Corporation increased the quarterly cash dividend by 9% in 2003 and recently announced a 16% increase in the dividend for 2004.

In October 2003, we announced the completion of our most recent stock repurchase plan and initiated a new repurchase plan of 5% of the Corporation's outstanding shares, valued at approximately $3.8 million. The program was continued because the Corporation believes it is a wise and valuable long-term investment that will also add to shareholder value through improved earnings per share.

While 2003 was a year filled with many accomplishments, sadly it was also a year marked by loss. In December, former President and Chairman of the Board William
A. Franks, Jr., passed away. Bill joined the former Western Bank and Trust in 1963, serving as President from 1966-1984 and Chairman of the Board of Directors from 1979-1989. Bill was a true gentleman in every sense of the word and played a significant role in building the foundation for the strong and vibrant Corporation we enjoy today. We will be forever grateful for Bill's many contributions and extend our thoughts, prayers and condolences to his family.

While we are understandably pleased with our financial performance in 2003, we did not become a successful community bank overnight. We realize that our success is a direct result of the hard work and dedication of our board of directors, senior management team and employees. We also understand that the road ahead may be lined with many obstacles. While the economy and the stock market appear to have returned to pre-9/11 levels, there are still many external factors that could potentially impact our business in 2004. The war in Iraq continues to wage on. The 2004 presidential election could have major implications from an economic perspective. And the constant threat of terrorism worldwide has the potential to impact business right here at home.

As we move forward in 2004, we will continue to look for ways to enhance shareholder value and reward our loyal investors for their confidence and continued support. We will remain diligent in the execution of our strategic plan by expanding our asset base, attracting and retaining core deposits, and closely monitoring our net interest margin. We will work toward the betterment of the communities we serve through continued service and financial assistance. But perhaps most important, we will continue to provide our customers with the familiarity and trust they have come to expect from us. For it is "people you know and experience you trust" that has made us the successful community bank we are today.

As always, thank you for your loyalty, confidence and continued support of Westbank Corporation.

DONALD R. CHASE                                      ERNEST N. LAFLAMME, JR.
PRESIDENT AND CHIEF EXECUTIVE OFFICER                 CHAIRMAN OF THE BOARD

Business
WESTBANK CORPORATION AND SUBSIDIARIES



CORPORATE ORGANIZATION

Westbank Corporation (hereinafter sometimes referred to as "the Corporation") is a registered bank holding company organized to facilitate the expansion and diversification of the business of Westbank (hereinafter sometimes referred to as "the Bank"). Westbank Corporation is also the owner of a wholly owned subsidiary, Westbank Capital Trust 1, which was organized for the purpose of facilitating the issuance of the mandatorily redeemable preferred stock that was issued on September 30, 1999.

The Corporation is headquartered in West Springfield, Massachusetts. As of December 31, 2003, the Corporation has eighteen (18) offices located in Massachusetts and Connecticut.



WESTBANK

The Bank is a Massachusetts chartered commercial bank and trust company, is a member of the Federal Deposit Insurance Corporation ("FDIC"), and is subject to regulation by the Massachusetts Commissioner of Banks and the FDIC.

A full range of retail banking services is furnished to individuals, businesses and nonprofit organizations through eighteen (18) banking offices located in Massachusetts and Connecticut. Such services include a wide range of checking and savings accounts, loans, safe deposit facilities, and automated teller machines at selected branch locations and three (3) off-site locations.

The Bank also provides lending, depository and related financial services to commercial, industrial, financial and governmental customers. In the lending area, these include short- and long-term loans and revolving credit arrangements, letters of credit, inventory and accounts receivable financing, real estate construction lending, mortgage loans and equipment leasing.

Park West Securities Corporation and PWB&T, Inc. are wholly owned subsidiaries of the Bank.

The Bank also operates a Trust Department providing services normally associated with holding property in a fiduciary or agency capacity. The value of the property held by the Trust Department at December 31, 2003 amounted to $172,881,000 and is not included in the accompanying financial statements since such items are not assets of the Bank.



EMPLOYEES

As of December 31, 2003, the Corporation and its subsidiaries had the equivalent of 173 full-time officers and staff.



COMPETITION

The Corporation's banking, real estate activity and trust services are competitive with other financial institutions. Its service area is in western Massachusetts, central Massachusetts and northeastern Connecticut. Competitors include other commercial banks, mutual savings banks, savings and loan associations, credit unions, consumer finance companies, loan offices, money market funds and other financing organizations.

Competition for trust services from major commercial banks is high, with efforts continuing by those banks to solicit new business. The Trust Department prides itself on being one of the few remaining corporate fiduciaries providing personal services locally. Insurance companies, mutual savings banks, investment counseling firms, and other business firms and individuals also offer active competition for such business.

SELECTED CONSOLIDATED FINANCIAL DATA
WESTBANK CORPORATION AND SUBSIDIARIES


Year Ended December 31,
(Dollars in thousands, except share amounts)                 2003         2002(1)        2001(1)        2000(1)        1999(1)
================================================================================================================================
Interest and dividend income                            $    35,852     $    40,576    $    41,088    $    42,645    $    32,437
Interest expense                                             14,085          18,055         20,691         23,228         15,316
--------------------------------------------------------------------------------------------------------------------------------

Net interest income                                          21,767          22,521         20,397         19,417         17,121
Provision for (recovery of) loan losses                        (354)          1,333            944            472             77
Non-interest income                                           4,536           4,090          3,489          2,652          2,330
Non-interest expense                                         17,439          16,412         16,841         15,841         12,598
--------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                    9,218           8,866          6,101          5,756          6,776
Income taxes                                                  3,164           2,857          2,028          1,968          2,609
--------------------------------------------------------------------------------------------------------------------------------

Net income                                              $     6,054     $     6,009    $     4,073    $     3,788    $     4,167
================================================================================================================================

Common share data:
      Earnings per share:
            Basic                                       $      1.38     $      1.36    $       .91    $       .85    $       .94
            Diluted                                            1.32            1.33            .90            .84            .92
      Cash dividends declared                                   .48             .44            .40            .40            .40
      Ending book value                                       10.27            9.76           8.71           7.86           7.01

AT DECEMBER 31:
      Loans, net                                        $   435,483     $   473,721    $   439,723    $   429,231    $   438,567
      Assets                                                724,060         682,863        628,922        574,596        576,150
      Non-performing assets                                   3,308           1,558          2,034          2,737          2,881
      Deposits                                              536,454         561,747        509,849        499,140        478,896
      Borrowings                                            122,204          56,392         57,666         20,992         46,546
      Mandatorily redeemable preferred stock                 17,000          17,000         17,000         17,000         17,000
      Stockholders' equity                                   45,275          42,612         39,016         34,860         31,543

AVERAGE FOR YEAR:
      Loans                                                 459,765         463,488        440,454        445,846        349,614
      Assets                                                658,002         666,120        595,592        581,328        450,691
      Deposits                                              537,151         537,309        486,694        488,396        384,410
      Stockholders' equity                                   43,272          40,380         36,920         32,096         31,187
      Weighted shares outstanding - basic                 4,378,981       4,406,583      4,465,054      4,440,560      4,456,622
      Weighted shares outstanding - diluted               4,570,149       4,509,965      4,513,020      4,487,053      4,549,992

SELECTED RATIOS:
      Return on average assets                                  .92%            .90%           .68%           .65%           .92%
      Return on average stockholders' equity                  13.99           14.88          11.03          11.80          13.36
      Allowance for loan losses to loans at year end           1.01            1.07            .94            .85            .88
      Non-performing loans as a percentage
            of total loans at year end                          .75             .33            .41            .51            .55
      Net charge-off's (recoveries) as a
            percentage of average loans                         .07             .09            .10            .16            .14
      Non-performing assets as a percentage of assets           .46             .23            .32            .48            .50


(1) Share amounts and earnings per share are adjusted for a 5 percent stock dividend declared and distributed in January 2003.

MANAGEMENT'S DISCUSSION AND ANALYSIS - FINANCIAL RESULTS
WESTBANK CORPORATION AND SUBSIDIARIES


INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

The following forward-looking statements are made in accordance with the Private Securities Litigation Reform Act of 1995.

The Corporation has made, and may make in the future, forward-looking statements concerning future performance, including, but not limited to, future earnings and events or conditions that may affect such future performance. These forward-looking statements are based upon management's expectations and belief concerning possible future developments and the potential effect of such future developments on the Corporation. There is no assurance that such future developments will be in accordance with management's expectations and belief or that the effect of any future developments on the Corporation will be those anticipated by management.

All assumptions that form the basis of any forward-looking statements regarding future performance, as well as events or conditions that may affect such future performance, are based on factors that are beyond the Corporation's ability to control or predict with precision, including future market conditions and the behavior of other market participants. Among the factors that could cause actual results to differ materially from such forward-looking statements are the following:

1. The status of the economy in general, as well as in the Corporation's primary market areas of western Massachusetts, central Massachusetts and northeastern Connecticut;

2. The real estate market in western Massachusetts, central Massachusetts and northeastern Connecticut;

3. Competition in the Corporation's primary market area from other banks, especially in light of continued consolidation in the New England banking industry;

4.   Any changes in federal and state bank regulatory requirements;

5.   Changes in interest rates;

6. The cost and other effects of unanticipated legal and administrative cases and proceedings, settlements and investigations;

7. Changes in laws and regulations, including federal and state banking laws and regulations, to which the Corporation and its subsidiaries are subject;

8. Changes in accounting policies and practices, as may be adopted by the Financial Accounting Standards Board or any regulatory agency having authority over the Corporation and/or its subsidiaries; and/or

9. Disruption in general economic conditions due to military or terrorist activity.

Forward-looking statements speak only as of the date they were made. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation's performance in connection with its preparation of management's discussion and analysis of results of operations and financial condition contained in its quarterly and annual reports, the Corporation does not intend to review or revise any particular forward-looking statement.

WESTBANK CORPORATION AND SUBSIDIARIES

CRITICAL ACCOUNTING POLICIES

The accounting and reporting policies of Westbank Corporation are in accordance with generally accepted accounting policies in the United States of America and conform to general practices within the banking industry. In reviewing and understanding financial information for the Corporation, you are encouraged to read and understand the significant accounting policies that are used in preparing the Corporation's consolidated financial statements. These policies are described in Note 1 to the consolidated financial statements. Of these policies, management believes that the accounting for loans and the allowance for loan losses is one of the most critical.

Interest income on loans is recorded on an accrual basis. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield. Non-accrual loans are loans on which the accrual of interest ceases when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent ninety
(90) days, unless the loan principal and interest are determined by management to be fully collectible. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period, and management's doubts concerning collectibility have been removed.

The Corporation measures impairment of loans in accordance with SFAS No. 114, "Accounting for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively, SFAS No. 114). A loan is recognized as impaired when it is probable that either principal or interest is not collectible in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Generally, income is recorded only on a cash basis for impaired loans.

The appropriateness of the allowance for loan losses is evaluated quarterly by management. Factors considered in evaluating the appropriateness of the allowance include the size and concentration of the portfolio, previous loss experience, current economic conditions and their effect on borrowers, the financial condition of individual borrowers and the related performance of individual loans in relation to contract terms. The provision for loan losses charged to operating expense is based upon management's judgment of the amount necessary to maintain the allowance at an appropriate level to absorb losses. Management also retains an independent loan review consultant to provide advice on the appropriateness of the loan loss allowance. Loan losses are charged against the allowance for loan losses when management believes the collectibility of the principal is unlikely.

At December 31, 2003, the allowance for loan losses totaled $4,428,000, representing 1.01% of total loans and 133.9% of non-performing loans. Please see "Allowance for Loan Losses" for a further discussion of the Corporation's methodology in determining the allowance.

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value in the aggregate. Net unrealized losses are recognized through a valuation allowance charged to income.

WESTBANK CORPORATION AND SUBSIDIARIES



BUSINESS SUMMARY

Westbank Corporation is a one-bank holding company with its headquarters located in West Springfield, Massachusetts. Westbank operates eighteen branch offices and twenty-three ATM's, serving communities in western and central Massachusetts and northeastern Connecticut. Westbank's affiliates include: Westbank, a commercial bank and trust company, Park West Securities Corporation and PWB&T, Inc.

Westbank Corporation has a growth-oriented strategy focused on (1) shareholder value, (2) expanding its banking franchise, (3) unparalleled service and (4) effective capital management.

The primary source of Westbank's revenue is net interest income from loans and deposits, and fee income. Balance sheet growth was moderate during 2003, as the Corporation sought to maintain its interest margin. In addition, a lower interest rate environment in 2003 generated record mortgage originations for the Corporation. Mortgage and investment activity contributed significantly to its earnings. A rise in interest rates in the latter part of 2003 slowed mortgage volume; as such, Westbank does not anticipate similar mortgage volume levels in 2004.


SUMMARY OF RESULTS

For 2003, the Corporation reported net income of $6,054,000 or $1.32 per diluted share after recording a recovery of $354,000 for loan losses. This compares to net income of $6,009,000 or $1.33 per diluted share for 2002. The Corporation's 2002 earnings reflected a provision for loan losses of $1,333,000.

Net interest income decreased by $754,000 from 2002 to 2003. Non-interest income increased by $446,000 from the prior year and by $1,047,000 versus 2001. Non-interest income for 2003 reflects a decrease in Trust Department earnings of $11,000, a decrease in service charges on deposit accounts and loan servicing income of $191,000, an increase from gain on sale of investments of $1,356,000, a decrease from gain on sale of real estate owned of $45,000, an increase from gains on sale of mortgages of $215,000, and a decrease in other non-interest income of $878,000. Included in other non-interest income during 2002 was $800,000 of non-taxable life insurance proceeds.

During 2003, the Corporation originated approximately $123,874,000 in residential real estate loans, securitizing $26,079,000 of loan originations. The origination volume was a direct result of the low interest rate environment. In conjunction with the low interest rate and the volume of loan originations, the Corporation sold approximately $39,579,000 in residential real estate loans.

Non-interest expense amounted to $17,439,000 in 2003, an increase of $1,027,000 or 6.26%. The increase in operating expenses for 2003 is due to a combination of the following: salaries and benefits increased $657,000, occupancy expense increased $93,000 and all other non-interest expense accounts increased $277,000. The increase is a direct result of the overall growth of the Corporation, general additions to staff, and additions to staff and general operating costs related to the opening of the Corporation's newest office in Webster, Massachusetts. The Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), effective January 1, 2002 and SFAS No. 147, "Acquisitions of Certain Financial Institutions" ("SFAS No. 147"), effective September 30, 2002. The adoption of SFAS No. 142 and SFAS No. 147 eliminated intangible amortization of goodwill in the amount of $684,000 for 2002. In accordance with these statements, the Corporation ceased amortization of goodwill and has performed a transitional goodwill impairment test. Overall non-interest expense decreased during 2002 by $429,000 versus 2001. During 2002, salaries and benefits increased $703,000, occupancy expense increased $66,000 and all other non-interest expense accounts declined $514,000 as a result of efficiencies through the merger of the Connecticut and Massachusetts banking divisions.

At December 31, 2003, the Corporation's total assets were $724,060,000, an increase of $41,197,000 or 6% compared to year-end 2002.

Non-performing assets amounted to $3,308,000 or .46% of total assets at December 31, 2003, compared with $1,558,000 or .23% at the end of 2002.

WESTBANK CORPORATION AND SUBSIDIARIES



The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") imposes significant regulatory restrictions and requirements on banking institutions insured by the FDIC and their holding companies. FDICIA established capital categories into which financial institutions are placed based on capital level. Each capital category establishes different degrees of regulatory restrictions that can apply to a financial institution. As of December 31, 2003, the Bank's capital was at a level that placed the Bank in the "well capitalized" category as defined by FDICIA.

FDICIA imposes a variety of other restrictions and requirements on insured banks. These include significant regulatory reporting requirements such as insuring that a system of risk-based deposit insurance premiums and civil money penalties for inaccurate depositing reporting exists. In addition, FDICIA imposes a system of regulatory standards for bank and bank holding company operations, detailed truth in savings disclosure requirements, and restrictions on activities authorized by state law but not authorized for national banks.



BAR CHART:  TOTAL ASSETS (DOLLARS IN THOUSANDS)
================================================================================

2001:  $629,000               2002:  $683,000                    2003:  $724,000



COMPONENTS OF CAPITAL

As of December 31, 2003, stockholders' equity increased to $45.3 million, a 6.2% increase compared to December 31, 2002. Stockholders' equity increased as a result of the Corporation's net income of $6 million and a decline in the unrealized gain on securities available for sale of $1.7 million, net of taxes, less $2.1 million paid in dividends to shareholders and the repurchase of $904,000 of the Corporation's stock. In addition, the Corporation reissued 97,155 shares of Treasury stock totaling $1,130,000, primarily for the purpose of the Corporation's dividend reinvestment program.

Capital guidelines issued by the Federal Reserve Board require the Corporation to maintain certain capital ratios. As of December 31, the Corporation's regulatory capital ratios were as follows:

                                                     2003       2002       2001
                                                     ----       ----       ----

Tier 1 leverage capital (to average assets)          7.65%      6.60%      6.96%

Tier 1 risk-based capital (minimum required 4%)     11.71      10.56      10.79

Total risk-based capital (minimum required 8%)      13.24      12.63      13.03

Regulatory risk-based capital requirements take into account the different risk categories of banking organizations by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. In this Corporation, Tier 1 includes the common stockholders' equity and a portion of the mandatory redeemable preferred stock; total risk-based or supplementary capital includes not only the equity but also a portion of the allowance for loan losses and a portion of the mandatory redeemable preferred stock.


DISCUSSION OF MARKET RISK

Market risk is the risk of loss due to adverse changes in market prices and rates. The management of this risk, coupled with directives to build shareholder value and profitability, is an integral part of the Corporation's overall operating strategy. The Corporation's approach to risk management, primarily interest rate risk management, concentrates on fundamental strategies to structure the balance sheet and the composition of assets and liabilities. The Corporation does not utilize interest rate futures, swaps or options transactions. Its approach reflects managing risk through the use of fixed and adjustable rate loans and investments, rate-insensitive checking accounts, as well as a combination of fixed and variable rate deposit products and borrowed funds. Corporate policy includes required limits on the sensitivity of net interest income under various interest rate scenarios.

WESTBANK CORPORATION AND SUBSIDIARIES



The Corporation seeks to control its interest rate risk exposure in a manner that allows for adequate levels of earnings and capital over a range of possible interest rate environments. The Corporation has adopted formal policies and practices to monitor and manage rate risk exposure. As part of this effort, the Corporation actively manages interest rate risk through the use of a simulation model that measures the sensitivity of future net interest income to changes in interest rates. In addition, the Corporation regularly monitors interest rate sensitivity through gap analysis, which measures the terms to maturity or next repricing date of interest-earning assets and interest-bearing liabilities.

On a quarterly basis, an interest rate risk exposure compliance report is prepared and presented to the Corporation's Board of Directors. This report presents an analysis of the change in net interest income resulting from an increase or decrease in the level of interest rates. All changes are measured as percentage changes from the projected net interest income in the flat rate scenario. The calculated estimates of change in net interest income are compared to current limits established by management and approved by the Board of Directors. The following is a summary of the interest rate exposure report as of December 31, 2003 and 2002:

                                                  Percentage Change in
           Change in Interest Rates                Net Interest Income
               (In Basis Points)                 2003              2002
================================================================================
                   +200                         (1.00)%            4.00%
                  Level                             0                 0
                   -200                         (9.00)            (6.00)

The model utilized to create the results presented above makes various estimates at each level of interest rate change regarding cash flows from principal repayments on loans and mortgage-backed securities and/or call activity on investment securities. Actual results could differ significantly from these estimates, which would result in significant differences in the calculated projected change.

In order to reduce the exposure to interest rate fluctuations, the Corporation has developed strategies to manage its liquidity, shorten the effective maturities of certain interest-earning assets and increase the effective maturities of certain interest-bearing liabilities. The Bank has focused its residential lending on a combination of fixed and adjustable rate mortgages. Commercial loans, commercial mortgages and consumer lending focus on adjustable and short-term loans. The Bank also attempts to maintain and/or increase its savings and transaction accounts, which are considered relatively insensitive to changes in interest rates.

The Corporation also measures sensitivity to changes in interest rates using interest rate sensitivity gap analysis, which is the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced (or repriced) during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain day, month, year or longer period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rise and increase when rates fall. Also, these examples assume that interest rate changes for assets and liabilities are of the same magnitude, whereas actual interest rate changes generally differ in magnitude for assets and liabilities.

The following table sets forth the distribution of the repricing of the Corporation's earning assets and interest-bearing liabilities as of December 31, 2003, the interest rate sensitivity gap (i.e. interest rate sensitive assets less interest rate sensitive liabilities), the cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio and the cumulative interest rate sensitivity gap ratio. The table also sets forth the time periods in which earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. However, the table does not necessarily indicate the impact of general interest rate movements on the net interest margin since the repricing of various categories of assets and liabilities is subject to competitive pressures and the needs of the Bank's customers. In addition, various assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times within such period and at different rates.

WESTBANK CORPORATION AND SUBSIDIARIES



                                                Three         Over Three        Over One          Over
                                               Months          Months to         Year to          Five
(Dollars in Thousands)                         or Less          a Year         Five Years         Years           Total
==========================================================================================================================
EARNING ASSETS
      Investments                            $   16,123       $        1       $   21,304       $  204,634      $  242,062
      Interest-bearing cash                          40                                                                 40
      Loans                                      86,188           53,085          154,930          145,708         439,911
      Federal funds sold                             39                                                                 39
--------------------------------------------------------------------------------------------------------------------------
                                                102,390           53,086          176,234          350,342         682,052


INTEREST-BEARING LIABILITIES
      Savings deposits                                             9,708           87,374                           97,082
      NOW accounts                                                 3,301           29,710                           33,011
      Money market accounts                      37,871                                                             37,871
      Other time deposits                        64,607          109,950          117,786              133         292,476
      Borrowed funds and preferred stock         46,946           40,292           43,965            8,000         139,203
--------------------------------------------------------------------------------------------------------------------------
                                             $  149,424       $  163,251       $  278,835       $    8,133      $  599,643
==========================================================================================================================

Interest Rate
      Sensitivity Gap                        $  (47,034)      $ (110,165)      $ (102,601)      $  342,209      $   82,409
Cumulative Interest Rate
      Sensitivity Gap                           (47,034)        (157,199)        (259,800)          82,409
Interest Rate
      Sensitivity Gap Ratio                       (6.90)%         (16.15)%         (15.04)%          50.17%
Cumulative Interest Rate
      Sensitivity Gap Ratio                       (6.90)          (23.05)          (38.09)           12.08

The presentation of a run-off and repricing of savings accounts and NOW accounts is based on the Corporation's historical experience with $9,708,000 and $3,301,000, respectively, included in the three-month to one-year category and the remainder placed in the one- to five-year category of the interest-bearing liabilities.

Westbank seeks to manage the mix of asset and liability maturities to control the effect of changes in the general level of interest rates on net interest income. Except for its effect on the general level of interest rates, inflation does not have a material impact on Westbank's earnings due to the rate of variability and short-term maturities of its earning assets.


DISTRIBUTION OF ASSETS, LIABILITIES AND
STOCKHOLDERS' EQUITY - INTEREST RATES AND INTEREST DIFFERENTIAL

The following table presents the condensed consolidated average balance sheets for 2003, 2002 and 2001. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a taxable equivalent basis. The interest paid on interest-bearing liabilities, expressed both in dollars and rates, is shown in the table.

WESTBANK CORPORATION AND SUBSIDIARIES


                                                     2003                              2002                           2001
                                                              Average                         Average                        Average
                                                    Interest   Yield/               Interest   Yield/              Interest   Yield/
                                      Average       Income/     Rate     Average    Income/     Rate    Average    Income/     Rate
(Dollars in Thousands)                Balance       Expense     Paid     Balance    Expense     Paid    Balance    Expense     Paid
===================================================================================================================================
ASSETS
Securities:
      U.S. Treasury                  $     107                          $     63   $       1    1.59%  $     450  $      27    6.00%
      Federal agencies                 132,227     $   6,855    5.18%    131,908       7,989    6.06     105,260      6,926    6.58
      Tax exempt federal (a)             1,514            77    5.09         626          44    7.03         614         42    7.00
      Other securities                   7,979           235    2.95       7,979         329    4.12       6,988        408    5.84
-----------------------------------------------------------------------------------------------------------------------------------
Total securities                       141,827         7,167    5.05     140,576       8,363    5.95     113,312      7,403    6.53
-----------------------------------------------------------------------------------------------------------------------------------
Interest-bearing cash and
      temporary investments                117             1     .85         622          28    4.50         351         15    4.27
-----------------------------------------------------------------------------------------------------------------------------------
Loans: (b)
      Commercial                        62,300         3,406    5.47      56,810       3,539    6.23      56,355      4,278    7.59
      Leases                             7,133           538    7.54       6,161         522    8.47       2,334        246   10.54
      Tax exempt federal (a)             9,364           554    5.92       6,658         561    8.43       4,534        423    9.33
      Real estate                      315,256        20,552    6.52     332,215      23,531    7.08     324,139     24,513    7.56
      Home equities                     26,471         1,289    4.87      22,988       1,297    5.64      16,629      1,190    7.16
      Consumer                          39,241         2,293    5.84      38,656       2,646    6.84      36,463      3,020    8.28
-----------------------------------------------------------------------------------------------------------------------------------
      Total loans                      459,765        28,632    6.23     463,488      32,096    6.92     440,454     33,670    7.64
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds sold                      18,312           168     .92      20,992         295    1.41       5,013        158    3.15
-----------------------------------------------------------------------------------------------------------------------------------
Total earning assets                   620,021     $  35,968    5.80%    625,678   $  40,782    6.52%    559,130  $  41,246    7.38%
-----------------------------------------------------------------------------------------------------------------------------------
Allowance for loan losses               (5,033)                           (4,603)                         (4,039)
Cash and due from banks                 13,823                            15,787                          13,435
Other assets                            29,191                            29,258                          27,066
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                         $ 658,002                          $666,120                       $ 595,592
===================================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
      Savings                        $ 129,559     $     735     .57%  $ 129,604   $   1,561    1.20%  $ 133,742  $   2,665    1.99%
      Money market                      38,174           453    1.19      34,403         736    2.14      18,258        387    2.12
      Negotiated rate certificates      54,446         1,785    3.28      59,104       2,014    3.41      48,817      2,325    4.76
      Other time deposits              240,355         7,794    3.24     242,242       9,866    4.07     221,311     11,731    5.30
-----------------------------------------------------------------------------------------------------------------------------------
      Total time deposits              462,534        10,767    2.33     465,353      14,177    3.05     422,128     17,108    4.05
Borrowed funds/preferred stock          74,169         3,318    4.47      83,068       3,878    4.67      68,032      3,583    5.27
-----------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing liabilities     536,703     $  14,085    2.62%    548,421   $  18,055    3.29%    490,160  $  20,691    4.22%
Demand deposits                         74,617                            71,956                          64,566
Other liabilities                        3,410                             5,363                           3,946
Stockholders' equity                    43,272                            40,380                          36,920
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
      stockholders' equity           $ 658,002                          $666,120                       $ 595,592
===================================================================================================================================
Net interest income                                $  21,883                       $  22,727                      $ 20,555
Yield spread                                                    3.18%                           3.23%                          3.16%
Net yield on earning assets/net interest margin                 3.53                            3.63                           3.68
Deduct tax equivalent adjustment                         116                             206                            158
-----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                $  21,767                       $  22,521                      $  20,397
===================================================================================================================================


(a) Tax equivalent basis. Interest income on non-taxable investment securities and loans includes the effects of the tax equivalent adjustments using the marginal federal tax rate of 34% in adjusting tax exempt interest income to a fully taxable basis.
(b) Average loan balances above include non-accrual loans. When a loan is placed in non-accrual status, interest income is recorded to the extent actually received in cash or is applied to reduce principal.


During 2003, the yield spread decreased to 3.18% versus 3.23% in 2002. The Corporation's net interest margin decreased during 2003 to 3.53% from 3.63% in 2002, a decrease of 10 basis points. The section titled Rate/Volume Analysis further describes the change in yields. During 2002, the yield spread increased to 3.23% versus 3.16% in 2001. The Corporation's net interest margin decreased during 2002 to 3.63% from 3.68% in 2001, a decrease of 5 basis points.

WESTBANK CORPORATION AND SUBSIDIARIES



RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS

The following table sets forth, for each major category of interest-earning assets and interest-bearing liabilities, the dollar amounts of interest income (calculated on a taxable equivalent basis at 34%), interest expense and net interest income and changes therein for 2003 as compared with 2002 and 2002 as compared with 2001.

                                      2003 Compared with 2002                                 2002 Compared with 2001
-----------------------------------------------------------------------------------------------------------------------------------
                                              Increase         Due to*                               Increase         Due to*
(Dollars in Thousands)     2003      2002    (Decrease)   Volume      Rate       2002       2001    (Decrease)   Volume      Rate
===================================================================================================================================
Interest earned:
   Securities:
   U.S. Treasury                   $      1   $     (1)  $     (1)             $      1   $     27   $    (26)  $    (14)  $    (12)
   Federal agencies      $  6,855     7,989     (1,134)        21   $ (1,155)     7,989      6,926      1,063      1,645       (582)
   Tax exempt federal          77        44         33         47        (14)        44         42          2          1          1
   Other securities           235       329        (94)                  (94)       329        408        (79)        52       (131)
Interest-bearing cash           1        28        (27)       (14)       (13)        28         15         13         12          1
Loans:
   Commercial               3,406     3,539       (133)       319       (452)     3,539      4,278       (739)        39       (778)
   Leases                     538       522         16         77        (61)       522        246        276        333        (57)
   Tax exempt federal         554       561         (7)       189       (196)       561        423        138        182        (44)
   Real estate             20,552    23,531     (2,979)    (1,169)    (1,810)    23,531     24,513       (982)       602     (1,584)
   Home equity              1,289     1,297         (8)       182       (190)     1,297      1,190        107        394       (287)
   Consumer                 2,293     2,646       (353)        41       (394)     2,646      3,020       (374)       191       (565)
Federal funds sold            168       295       (127)       (34)       (93)       295        158        137        246       (109)
-----------------------------------------------------------------------------------------------------------------------------------

                           35,968    40,782     (4,814)      (342)    (4,472)    40,782     41,246       (464)     3,683     (4,147)
-----------------------------------------------------------------------------------------------------------------------------------
Interest expense:
   Savings                    735     1,561       (826)        (1)      (825)     1,561      2,665     (1,104)       (80)    (1,024)
   Money market               453       736       (283)        73       (356)       736        387        349        345          4
   Negotiated rate
      certificates          1,785     2,014       (229)      (155)       (74)     2,014      2,325       (311)       430       (741)
   Other time deposits      7,794     9,866     (2,072)       (76)    (1,996)     9,866     11,731     (1,865)     1,038     (2,903)
   Borrowed funds           3,318     3,878       (560)      (401)      (159)     3,878      3,583        295        732       (437)
-----------------------------------------------------------------------------------------------------------------------------------

                           14,085    18,055     (3,970)      (560)    (3,410)    18,055     20,691     (2,636)     2,465     (5,101)
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income      $ 21,883  $ 22,727   $   (844)  $    218   $ (1,062)  $ 22,727   $ 20,555   $  2,172   $  1,218   $    954
===================================================================================================================================

* The dollar amount of changes in interest income and interest expense attributable to changes in rate and volume has been allocated between rate and volume based on changes in rates times the prior year's volume and the changes in volume times the prior year's rate.


Net interest income for 2003 decreased to $21,883,000, down 3.71% from $22,727,000 in 2002. A .90% decrease in average earning assets and a 72 basis point decrease in average rate of return resulted in a decrease in volume of $342,000 and a decrease in rate of $4,472,000. A decrease of 2.14% in average interest-bearing liabilities and a 67 basis point decrease in average rate of interest paid contributed to a decrease in volume of $560,000 and a decrease in rate of $3,410,000.

Net interest income for 2002 increased to $22,727,000, up 10.57% from $20,555,000 in 2001. An 11.90% increase in average earning assets and an 86 basis point decrease in average rate of return resulted in an increase in volume of $3,683,000 and a decrease in rate of $4,147,000. An increase of 11.89% in average interest-bearing liabilities and a 93 basis point decrease in average rate of interest paid contributed to an increase in volume of $2,465,000 and a decrease in rate of $5,101,000.

WESTBANK CORPORATION AND SUBSIDIARIES



LIQUIDITY

Liquidity refers to the Corporation's ability to generate adequate amounts of cash to fund loan originations, security purchases, deposit withdrawals, and fund dividends on the Corporation's common stock and Mandatory Redeemable Preferred Stock.

The Corporation's liquidity position is monitored by the Asset/Liability Committee, based on policies approved by the Board of Directors. The Committee meets regularly to review and direct the Bank's investment, lending and deposit-gathering activities.

At December 31, 2003, the Corporation maintained cash balances, short-term investments and investments available for sale totaling $256 million, representing 35% of total year-end assets, versus $180 million or 26% of total assets at December 31, 2002.

The following tables summarize the Corporation's contractual obligations, as well as commitments to fund loans:

                                                                                                          Due in Over
(Dollars in Thousands)                         Due in 1 Year     Due in 1-3 Years     Due in 3-5 Years      5 Years          Total
===================================================================================================================================
Contractual Obligations
     Total borrowings                            $54,551           $ 28,987              $ 30,666          $  8,000       $ 122,204
     Mandatorily redeemable
         preferred stock (Note 7)                                                                            17,000          17,000
     Annual rental commitments
         under non-cancellable
         operating leases (Note 12)                  282                435                   237                18             972
-----------------------------------------------------------------------------------------------------------------------------------
                                                 $54,833           $ 29,422              $ 30,903          $ 25,018       $ 140,176
===================================================================================================================================

                                                Expires in         Expires in            Expires in       Expires in
(Dollars in Thousands)                            1 Year            1-3 Years             3-5 Years      Over 5 Years         Total
===================================================================================================================================
Commitments
     Commitments to extend credit                $ 12,299                                                                  $ 12,299
     Undisbursed portion of loans in
         process and unused portions
         of lines of credit                        35,490            $2,697               $ 973            $ 22,123        $ 61,283
-----------------------------------------------------------------------------------------------------------------------------------
                                                 $ 47,789            $2,697               $ 973            $ 22,123        $ 73,582
===================================================================================================================================

At December 31, 2003, the Corporation had certificates of deposit maturing within the next 12 months amounting to $171,000,000. Based on historical experience, the Corporation anticipates that a significant portion of the maturing certificates of deposit will be renewed with the Corporation.

In addition to cash flow from loan and securities payments and prepayments, as well as from sales of available-for-sale securities and mortgage loans, the Corporation has significant borrowing capacity available to fund liquidity needs. During 2003, the Corporation increased its utilization of borrowings as a cost efficient addition to deposits as a source of funds. The average balance of borrowings for 2003 and 2002 were $60,800,000 and $63,800,000 respectively. The Bank's borrowings to date have consisted primarily of advances from the Federal Home Loan Bank of Boston, of which the Bank is a member. Under terms of the Collateral Agreement with the Federal Home Loan Bank, the Bank pledges residential mortgage loans and mortgage-backed securities, as well as the Bank's stock in the Federal Home Loan Bank, as collateral for such transactions. The Mandatorily Redeemable Preferred Stock is callable in whole or in part on or after September 30, 2004.

The Corporation has not used any off-balance sheet financing arrangements for liquidity purposes. Its primary financial instruments with off-balance sheet risk are limited to loan servicing for others, obligations to fund loans to customers pursuant to existing commitments and commitments to sell mortgage loans.

Liquidity management requires close scrutiny of the mix and maturity of deposits and borrowings and short-term investments. Cash and due from banks, federal funds sold, investment securities and mortgage-backed securities available for sale, as compared to deposits and borrowings, are used by the Corporation to compute its liquidity on a daily basis.

The primary source of funds for the payment of dividends by the Corporation is dividends paid to the Corporation by the Bank. Bank regulatory authorities generally restrict the amounts available for payment of dividends, if the effect thereof would cause the capital of the Bank to be reduced below applicable capital requirements. These restrictions indirectly affect the Corporation's ability to pay dividends.

Management of the Corporation believes that its current liquidity is sufficient to meet current and anticipated funding needs. Refer to Note 6 in the Notes to Consolidated Financial Statements for a discussion of the Corporation's external sources of liquidity.

WESTBANK CORPORATION AND SUBSIDIARIES





SECURITIES PORTFOLIO

Refer to Note 2 in the Notes to Consolidated Financial Statements of this report for further discussion. The following table shows the amortized cost (in thousands) of the Corporation's securities held to maturity at December 31.


                                                                                  2003             2002              2001
===========================================================================================================================
U.S. Government obligations Federal agency obligations
Mortgage-backed securities                                                      $    250         $     436         $    757
---------------------------------------------------------------------------------------------------------------------------
Amortized cost                                                                  $    250         $     436         $    757
===========================================================================================================================

The following table shows the estimated fair value (in thousands) of the Corporation's securities available for sale at December 31.


                                                                                  2003             2002              2001
===========================================================================================================================
U.S. Government obligations                                                     $  7,611         $      26         $     66
Federal agency obligations                                                       183,152            49,531           72,659
Mortgage-backed securities                                                        40,901            73,938           60,359
Municipal bonds                                                                    1,638               984              633
Equity securities                                                                  8,510             7,817            7,968
---------------------------------------------------------------------------------------------------------------------------
Estimated fair value                                                             241,812           132,296          141,685
Gross unrealized (gain) loss on
      securities available for sale                                               (1,050)           (3,762)          (2,075)
---------------------------------------------------------------------------------------------------------------------------

Amortized cost                                                                  $240,762         $ 128,534         $139,610
===========================================================================================================================

The following table shows weighted average yields and maturity distribution (in thousands) of debt securities at December 31, 2003.

                                 Within  1 Year       1 to 5 Years         5 to 10 Years        After 10 Years         Total
                                Average Amortized Average   Amortized   Average   Amortized  Average   Amortized  Average  Amortized
                                 Yield    Cost     Yield      Cost       Yield      Cost      Yield      Cost      Yield     Cost
====================================================================================================================================
U.S. Government obligations      .72%    $7,611                                                                      .72%  $   7,611
Federal agency obligations                          4.25%    $ 55,068    5.03%    $127,315                          4.79     182,383
Mortgage-backed securities                          5.23        4,753                          5.04%   $35,702      5.06      40,455
Municipal bonds                                     4.59          613                          3.92        946      4.18       1,559
------------------------------------------------------------------------------------------------------------------------------------
Total debt
Securities                       .72%    $7,611     4.33%    $ 60,434    5.03%    $127,315     5.01%   $36,648      4.70%  $ 232,008
====================================================================================================================================

The weighted average yield for the above securities has been computed by dividing annualized interest income, including the accretion of discount and the amortization of premiums, by the book value of securities outstanding. For purposes of the above table, mortgage-backed securities are distributed using actual maturity dates.

WESTBANK CORPORATION AND SUBSIDIARIES


LOAN PORTFOLIO

The following table sets forth the classification (in thousands) of the Corporation's loans by major category at December 31.

                                         2003               2002               2001               2000               1999
============================================================================================================================
Commercial                            $   64,974         $   61,115         $   53,756         $   59,998         $   56,136
Real Estate:
      Construction                         7,045              8,700              5,154              5,160              5,952
      Residential (1-4 family)           188,100            242,297            238,809            232,611            251,518
      Home equity                         28,570             25,022             20,982             15,448             12,314
      Commercial properties              103,508             94,637             83,443             84,833             85,385
----------------------------------------------------------------------------------------------------------------------------

Total Real Estate                        327,223            370,656            348,388            338,052            355,169
----------------------------------------------------------------------------------------------------------------------------

Consumer                                  40,847             39,730             37,292             34,578             31,556
----------------------------------------------------------------------------------------------------------------------------

Leases                                     7,024              7,743              4,841                654                140
----------------------------------------------------------------------------------------------------------------------------
      Gross Loans                        440,068            479,244            444,277            433,282            443,001
Deferred loan origination
      fees - net of costs                   (157)              (412)              (375)              (381)              (526)
----------------------------------------------------------------------------------------------------------------------------

Total Loans                              439,911            478,832            443,902            432,901            442,475
Allowance for loan losses                 (4,428)            (5,111)            (4,179)            (3,670)            (3,908)
----------------------------------------------------------------------------------------------------------------------------

Net Loans                             $  435,483         $  473,721         $  439,723         $  429,231         $  438,567
============================================================================================================================

PIE CHART:  LOAN MIX (DOLLARS IN THOUSANDS)
================================================================================
Residential real estate                                  $ 188,100
Home equity                                                 28,570
Consumer                                                    40,847
Commercial and industrial                                   64,974
Leases                                                       7,024
Commercial mortgages                                       110,553

The Corporation's loan portfolio is not concentrated within a single industry or a group of related industries; however, underlying collateral values are dependent upon market fluctuations in the western and central Massachusetts and northeastern Connecticut areas. The aggregate amount of loans to executive officers, directors and organizations with which they are associated amounted to $6,996,000 or 15.5% of stockholders' equity as of December 31, 2003, compared to $7,991,000 or 18.8% as of December 31, 2002.

The following table provides the maturity distribution and sensitivity to changes in interest rates of commercial loans and commercial real estate construction loans at December 31, 2003:

WESTBANK CORPORATION AND SUBSIDIARIES

                                                          12 months            1 - 5             After
(Dollars in Thousands)                                     or Less             Years            5 Years             Total
============================================================================================================================
Commercial                                               $   45,616         $   16,674         $    2,684         $   64,974
Real estate:
      Construction                                            7,045                                                    7,045
      Commercial                                             29,012             60,294             14,202            103,508
----------------------------------------------------------------------------------------------------------------------------
Totals                                                   $   81,673         $   76,968         $   16,886         $  175,527
============================================================================================================================

Of the commercial loans that mature beyond one year, approximately $24,184,000 have fixed rates and the remaining $69,670,000 are floating rate loans.

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit, commitments to extend credit and various financial instruments with off-balance-sheet risk that are not reflected in the financial statements. The most significant of these are commitments to grant loans and commitments to advance funds under existing loan agreements, which were $12,299,000 and $60,088,000 respectively at December 31, 2003 and $13,677,000 and $60,600,000 respectively in 2002. See further discussion in Note 13 to the Consolidated Financial Statements.


LOAN LOSS EXPERIENCE

The provision for loan losses is an amount charged to income to bring the allowance for loan losses to a level deemed appropriate by management. The provision for losses is dependent on actual net write-off's and an evaluation of the collectibility of the loan portfolio, taking into consideration such factors as the financial condition of individual borrowers, historical loss experience with respect to various portfolio segments, current and near-term economic conditions, and the size of the portfolio. Based on a review of these factors and the provision for loan losses recorded, the allowance for loan losses at December 31, 2003 is deemed to be adequate by management. In the determination of the allowance for loan losses, management obtains independent appraisals for a significant number of properties.

The following table sets forth the historical relationship among the average amount of loans outstanding, the allowance for loan losses, provision for loan losses charged to operating expenses, losses charged off, recoveries and selected ratios:

Year Ended December 31,
(Dollars in Thousands)                            2003             2002            2001            2000            1999
==========================================================================================================================
Balance at beginning of year                   $    5,111       $    4,179      $    3,670      $    3,908      $    2,665
Provision charged to (recovery of) expense           (354)           1,333             944             472              77
Acquisition                                                                                                          1,669
--------------------------------------------------------------------------------------------------------------------------
                                                    4,757            5,512           4,614           4,380           4,411
--------------------------------------------------------------------------------------------------------------------------
Charge-off's:
      Loans secured by real estate                     11              134              52             163              78
      Commercial and industrial loans                 313              169             358             538             455
      Consumer loans                                  124              186             117              88              90
--------------------------------------------------------------------------------------------------------------------------
                                                      448              489             527             789             623
--------------------------------------------------------------------------------------------------------------------------
Recoveries:
      Loans secured by real estate                    102               12              60              32              79
      Construction/land development                                                                                     14
      Commercial and industrial loans                  13               39              19              27              15
      Consumer loans                                    4               37              13              20              12
--------------------------------------------------------------------------------------------------------------------------
                                                      119               88              92              79             120
--------------------------------------------------------------------------------------------------------------------------
Net charge-off's                                      329              401             435             710             503
--------------------------------------------------------------------------------------------------------------------------
Balance at end of year                         $    4,428       $    5,111      $    4,179      $    3,670      $    3,908
==========================================================================================================================
Average loans outstanding                      $  459,765       $  463,488      $  440,454      $  445,846      $  349,614
==========================================================================================================================
Net charge-off's as a percentage
      of average loans                               0.07%            0.09%           0.10%           0.16%           0.14%
Net charge-off's as a percentage
      of the allowance at January 1                  6.44             9.60           11.85           18.17           18.87
Allowance as a percentage of
      total loans at December 31                     1.01             1.07            0.94            0.85            0.88
Allowance as a percentage of
      non-performing loans at December 31          133.86           328.05          228.36          167.12          160.23

WESTBANK CORPORATION AND SUBSIDIARIES



Allocation of the balance as of December 31 of the allowance for loan losses applicable to:

(Dollars in Thousands)                       2003               2002                2001                2000                1999
==================================================================================================================================

                                               % of                % of               % of                % of               % of
                                               Total               Total              Total               Total              Total
Loan Category                         Amount   Loans      Amount   Loans      Amount  Loans       Amount  Loans      Amount  Loans
----------------------------------------------------------------------------------------------------------------------------------
Real Estate                           $2,160   72.80%     $2,965   75.53%     $2,216  77.24%      $2,212  76.83%     $2,986  78.84%
Construction                              38    1.60          49    1.82          15   1.16           17   1.19          64   1.34
Commercial                             1,806   14.79       1,674   12.75       1,726  12.11        1,066  13.85         579  12.67
Leases                                   105    1.60         116    1.62          73   1.09           98    .15           2    .03
Consumer                                 319    9.21         307    8.28         149   8.40          277   7.98         277   7.12
----------------------------------------------------------------------------------------------------------------------------------
                                      $4,428    100%      $5,111    100%      $4,179   100%       $3,670   100%      $3,908    100%
==================================================================================================================================

ALLOWANCE FOR LOAN LOSSES

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is an exposure method based on the Corporation's loan loss history, among other factors. Quarterly, based on an internal review of the loan portfolio, the Corporation identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or uncertainties relative to the depth of the collateral on these same loans. In addition, the Corporation maintains a formula-based reserve against the remainder of the loan portfolio, based on the overall mix of the loan portfolio and the loss history of each loan category. The formula-based reserve methodology is based on a range of estimated loss percentages based on loan type. The amount of the recorded reserve above the minimum of the formula range is based on management's evaluation of relevant qualitative factors (e.g. local area economic statistics) and the percentage of loan loss reserves to aggregate loans.

The Corporation measures impairment of loans in accordance with SFAS No. 114, "Accounting for Impairment of a Loan as Amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively SFAS No. 114). A loan is recognized as impaired when it is probable that either principal or interest is not collectible in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Generally, income is recorded only on a cash basis for impaired loans.

The formula reserve allocation is calculated by applying loss factors to outstanding loans by loan category. Loss factors are based on historical loss experience.

The general reserve allocation incorporates general business and economic conditions, credit quality trends, loan concentrations, industry conditions within portfolio segments and overall delinquency levels.

The allowance for loan losses is increased by provisions charged against current earnings. Loan losses are charged against the allowance when management believes that the collectibility of the loan principal is unlikely. Recoveries on loans previously charged off are credited to the allowance. Management believes that the allowance for loan losses is appropriate. While management uses available information to assess possible losses on loans, future adjustments to the allowance may be necessary based on changes in non-performing loans, changes in economic conditions or for other reasons. Any future adjustments to the allowance would be recognized in the period in which they were determined to be necessary. In addition, various regulatory agencies periodically review the Corporation's allowance for loan losses as an integral part of their examination process. Such agencies may require the Corporation to recognize adjustments to the allowance, based on judgements different from those of management. Management also retains an independent loan review consultant to provide advice on the appropriateness of the loan loss allowance.

During 2003, the Bank recorded a recovery to the allowance of $354,000, while making additions to the allowances of $1,333,000 and $944,000 in 2002 and 2001 respectively. During 2003, 2002 and 2001, recoveries totaled $119,000, $88,000 and $92,000 respectively, and charge-off's totaled $449,000, $489,000 and $527,000 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES



NON-PERFORMING ASSETS

LOANS

Loans on which interest and principal payments are 90 days or more past due are placed on a non-accrual basis (earlier, if deemed appropriate) and interest is reversed unless management determines that the collectibility of principal and interest is not reasonably considered in doubt. The following table sets forth information with regard to non-performing loans as of the end of each year indicated.


(Dollars in Thousands)                                  2003            2002            2001            2000            1999
===============================================================================================================================
Loans on a non-accrual basis                         $    3,111      $    1,372      $    1,040      $    1,778      $    2,001
===============================================================================================================================

Non-accrual loans as a percentage
      of total net loans outstanding                       0.71%           0.29%           0.24%           0.41%           0.46%
Non-accrual loans as a percentage
      of total assets                                      0.43            0.20            0.17            0.31            0.35
Loans contractually past due 90 days
      or more and still accruing                     $      197      $      186      $      790      $      418      $      438


The gross amount of interest that would have been accrued at the original contract rate on loans on a non-accrual basis was $106,000, $159,000, $148,000, $159,000 and $77,000 for 2003, 2002, 2001, 2000 and 1999, respectively. The
Corporation did not recognize any interest income related to non-accrual loans during the five(5)-year period.

The Bank evaluates loans for impairment in accordance with SFAS No. 114, "Accounting for Impaired Loans." Generally, income is recorded only on a cash basis for impaired loans. Interest income recognized during 2003 and 2002 on impaired loans was not significant. At December 31, 2003 and 2002, the recorded investment in impaired loans was $2,052,000 and $411,000 respectively, for which no additional specific allowance for loan losses was recorded. For the twelve months ended December 31, 2003, the average recorded investment in impaired loans was $767,000 compared to $632,000 for 2002 and $629,000 for 2001.

WESTBANK CORPORATION AND SUBSIDIARIES





OTHER REAL ESTATE OWNED

The following table sets forth information regarding other real estate owned at December 31.


(Dollars in Thousands)                                  2003            2002            2001            2000            1999
===============================================================================================================================

Other real estate owned - net                        $        0      $        0      $      204      $      541      $      442
Other real estate owned as a
      percentage of total assets                              0%              0%            .03%            .09%            .08%


DEPOSITS

The following table sets forth the average amounts of, and average rates paid on, various classifications of deposits:


                                                                      2003                    2002                    2001
(Dollars in Thousands)                                          Amount    Rate          Amount    Rate          Amount    Rate
==============================================================================================================================
Savings                                                        $129,559    .57%        $129,604   1.20%        $133,742   1.99%
Money market                                                     38,174   1.19           34,403   2.14           18,258   2.12
Certificates of deposit                                          54,446   3.28           59,104   3.41           48,817   4.76
Other time deposits                                             240,355   3.24          242,242   4.07          221,311   5.30
------------------------------------------------------------------------------------------------------------------------------

                                                                462,534   2.33%         465,353   3.05%         422,128   4.05%

Demand deposits                                                  74,617                  71,956                  64,566
------------------------------------------------------------------------------------------------------------------------------

                                                               $537,151                $537,309                $486,694
==============================================================================================================================

Certificates of deposit of $100,000 and over at December 31, 2003 had the following maturities:

                                                 3 Months           3 to 6           6 to 12          1 Year to
(Dollars in Thousands)                            or Less           Months           Months            5 Years         Total
==============================================================================================================================
Totals                                            $14,021           $9,615           $9,578            $23,500         $56,714
==============================================================================================================================


================================================================================
PIE CHART:  DEPOSIT MIX (DOLLARS IN THOUSANDS)

Savings certificates                                  $235,761
Certificates over $100,000                              56,714
Demand deposits                                         76,015
Savings deposits                                        97,084
NOW accounts                                            33,009
Money Market accounts                                   37,871

WESTBANK CORPORATION AND SUBSIDIARIES



RETURN ON EQUITY AND ASSETS

The Corporation's return on average equity and assets for each of the years ended December 31 was as follows:

                                                                      2003              2002             2001
=============================================================================================================
Return on average total assets                                         .92%              .90%             .68%
Return on average stockholders' equity                               13.99             14.88            11.03
Average stockholders' equity to average total assets                  6.58              6.06             6.20
Dividend payout ratio                                                34.85             30.77            41.59


BORROWINGS

The following table summarizes short-term borrowings generally maturing daily. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed.

(Dollars in Thousands)                                               2003              2002             2001
=============================================================================================================
Balance at year-end                                               $ 46,947          $ 15,302         $ 25,415
Average amount outstanding                                          17,984            21,279           28,582
Maximum amount outstanding at any month-end                         46,947            49,009           51,149
Average interest rate for the year                                    2.95%             1.43%            2.88%
Average interest rate on year-end balance                             0.86              0.76             1.36


COMPARISON OF OPERATING RESULTS

In the following sections of Management's Discussion and Analysis of the Statements of Income, the comparative results of 2003, 2002 and 2001 will be covered in greater detail. As of December 31, 2003, the principal earning assets of the holding company consist of a commercial bank, Westbank. Noteworthy are the effects of sources of income from earning assets and expense of interest-bearing liabilities. Presented below is a comparative summary of percentages of increases and decreases for the three years ended December 31, 2003. The significant changes are discussed in the analysis that follow the summary.

                                                                                                     Percentage of
                                                                                                   Increase (decrease)
                                                                                                   2003          2002
                                                                                                   Over          Over
(Dollars in Thousands)                                   2003           2002            2001       2002          2001
======================================================================================================================
Net interest income                                    $21,767        $22,521         $20,397      (3.35)%       10.41%
Provision for (recovery of) loan losses                   (354)         1,333             944    (126.56)        41.21
Non-interest income                                      4,536          4,090           3,489      10.90         17.23
Non-interest expense                                    17,439         16,412          16,841       6.26         (2.55)
Income taxes                                             3,164          2,857           2,028      10.75         40.88
----------------------------------------------------------------------------------------------------------------------

Net Income                                             $ 6,054        $ 6,009         $ 4,073       0.75%        47.53%
======================================================================================================================


INTEREST INCOME

Westbank's earning assets include a diverse portfolio of interest-earning instruments ranging from Westbank's core business of loan extensions to interest-bearing securities issued by federal, state and municipal authorities. These earning assets are financed through a combination of interest-bearing and interest-free sources.

Total interest income for 2003 amounted to $35,852,000 as compared to $40,576,000 for 2002 and $41,088,000 for 2002. For 2003, this represents a decrease of $4,724,000 or 11.6% versus 2002, while interest income decreased by $512,000 or 1.25% in 2002 over 2001. The decrease in 2003 is the result of a decrease in average earning assets of $5,657,000 or .90%, and a decrease of 72 basis points in average earning interest rate. The decrease in 2002 from 2001 is the result of an increase in average earning assets of $66,548,000 or 11.90%, offset by a decrease of 86 basis points in average earning interest rate.

WESTBANK CORPORATION AND SUBSIDIARIES



INTEREST EXPENSE

Interest expense for 2003 on deposits and borrowings amounted to $14,085,000 as compared to $18,055,000 in 2002 and $20,691,000 in 2001. Interest expense decreased by $3,970,000 or 21.99% during 2003 compared to 2002; during 2002, interest expense decreased by $2,636,000 or 12.74% versus 2001. The 2003 decrease is the result of a decrease in average interest-bearing liabilities of $11,718,000 and a 67 basis point decrease in the average rate of interest paid compared to 2002. The decrease in interest expense during 2002 versus 2001 is the result of an increase in average interest-bearing liabilities of $58,261,000, or 11.89% combined with a 93 basis point decrease in the average rate of interest paid compared to 2001.



NET INTEREST INCOME

Net interest income, the most significant component of earnings, is the amount by which the interest generated by assets exceeds the interest expense on liabilities. Westbank's management analyzes its performance by utilizing the concepts of interest rate spread and net yield on earning assets. The interest rate spread represents the difference between yield on earning assets and interest paid on interest-bearing liabilities. The net yield on earning assets is the difference between the rate of interest on earning assets and the effective rate paid on all funds, interest-bearing liabilities, as well as interest-free sources (primarily demand deposits and stockholders' equity).

The following table sets forth Westbank's net interest income:


(Dollars in thousands)                                           2003              2002              2001
==========================================================================================================
Total interest income                                           $35,852           $40,576          $41,088
Total interest expense                                           14,085            18,055           20,691
----------------------------------------------------------------------------------------------------------

Net interest income                                             $21,767           $22,521          $20,397

==========================================================================================================

The RATE/VOLUME ANALYSIS OF INTEREST MARGIN ON EARNING ASSETS section includes and sets forth each major category of interest-earning assets and interest-bearing liabilities that result in net interest income.


PROVISION FOR (RECOVERY OF) LOAN LOSSES

For 2003, the Corporation recorded the recovery of a provision of $354,000 compared with a provision of $1,333,000 in 2002, down $1,687,000 or 126.6%. The recovery of the provision for loan losses during 2003 is attributable to the overall mix, asset quality and a decline in the size of the overall loan portfolio. During 2002, the provision increased by $389,000 versus 2001. The increase in the provision for loan losses during 2002 is attributable to an increase in the size of the overall loan portfolio. Based on this and the weakened economy, management determined that an increase in the provision was warranted for 2002. A full discussion appears previously under the headings of LOAN LOSS EXPERIENCE and NON-PERFORMING ASSETS. When determining the provision for loan losses, management evaluates several factors including new loan originations, actual and projected charge-off's, and risk characteristics inherent in the loan portfolio.



NON-INTEREST INCOME

Income from sources other than interest was $4,536,000 in 2003, an increase of $446,000 from the prior year and an increase of $1,047,000 versus 2001. Non-interest income for 2003 reflects a decline in Trust Department earnings of $11,000, a decrease in service charges on deposit accounts and loan servicing income of $191,000, an increase from gain on sale of investments of $1,356,000, a decrease from gain on sale of other real estate owned of $45,000, an increase from gain on sale of mortgages of $215,000 and a decrease in other non-interest income of $878,000. Non-interest income for 2002 reflects an increase in Trust Department earnings of $17,000, a decrease in service charges on deposit accounts and loan servicing income of $69,000, a decrease from gain on sale of investments, other real estate owned, mortgages and equipment totaling $394,000 and an increase in other non-interest income of $1,047,000. Included in other non-interest income is $800,000 of non-taxable life insurance proceeds and an increase of $193,000 in cash surrender value of bank-owned life insurance.

WESTBANK CORPORATION AND SUBSIDIARIES





NON-INTEREST EXPENSE

The components of other operating expenses are as follows:

(Dollars in Thousands)                                            2003             2002             2001
==========================================================================================================

Salaries and benefits                                           $ 9,741          $ 9,084           $ 8,381
Occupancy                                                         1,221            1,128             1,062
Other non-interest expense                                        6,464            6,174             6,630
Intangible amortization                                                                                684
Other real estate owned expense                                      13               26                84
----------------------------------------------------------------------------------------------------------

                                                                $17,439          $16,412           $16,841
==========================================================================================================

Non-interest expense amounted to $17,439,000 in 2003, an increase of $1,027,000 or 6.26%. The increase in operating expenses for 2003 is due to a combination of the following: salaries and benefits increased by $657,000, occupancy expense increased $93,000 and all other non-interest expense accounts increased $277,000. The increase is a direct result of general additions to staff, the overall growth of the Corporation, and additions to staff and general operating costs related to the opening of the Corporation's newest office in Webster, Massachusetts. The Corporation adopted SFAS No. 142 effective January 1, 2002 and SFAS No. 147 effective September 30, 2002. In accordance with these statements, the Corporation ceased amortization of goodwill and has performed a transitional goodwill impairment test. Overall non-interest expense decreased during 2002 by $429,000 versus 2001. During 2002, salaries and benefits increased by $703,000, occupancy expense increased $66,000 and all other non-interest expense accounts declined $514,000 as a result of efficiencies through the merger of the Connecticut and Massachusetts banking subsidiaries.


INCOME TAXES

For the year ended December 31, 2003, Westbank Corporation recorded a tax expense of $3,164,000 compared to 2002, when the Corporation recorded a tax expense of $2,857,000 and a 2001 tax expense of $2,028,000. The increase in tax expense for each year represents a higher level of income before taxes.

The Commonwealth of Massachusetts enacted legislation that clarified the real estate investment trust ("REIT") dividend-received deduction (the "Deduction") between a bank and its subsidiary operating as a REIT for years ending on or after December 31, 1999. On February 4, 2003, the Corporation's subsidiary Westbank (the "Bank") received a Notice of Assessment (the "Notice") from the Commonwealth of Massachusetts' Department of Revenue ("DOR"), notifying the Bank of the DOR's intent to disallow the Deduction for the Bank and its subsidiary, Park West REIT.

As of December 31, 2002, the Corporation included a reserve on its financial statements in the amount of $706,000, the estimated liability for tax years 2000, 2001 and 2002 if the Deduction was actually disallowed. On June 19, 2003, however, as part of a collective settlement with the DOR involving other Massachusetts banks, the Bank reached an agreement with the DOR pursuant to which the Bank agreed to pay all sums due in settlement of all claims regarding the Deduction, including interest and penalties. The settlement was reached on June 23, 2003 in the amount of $500,175, including interest.

In light of the Commonwealth of Massachusetts' legislation repealing the Deduction, the Corporation determined to dissolve Park West REIT and distribute its assets to its shareholders, which process was completed as of February 9, 2004.


NET INCOME

The net income for 2003 of $6,054,000, or $1.38 per share basic and $1.32 per share diluted, is based on a weighted average of 4,378,981 basis and 4,570,149 diluted shares outstanding, compared with a net income for 2002 of $6,009,000 or $1.36 per share basic and $1.33 per share diluted based on a weighted average of 4,406,583 basic and 4,509,965 diluted. Net income in 2001 was $4,073,000 or $.91 per share basic and $.90 per share diluted and based on weighted average shares of 4,465,054 basic and 4,513,020 diluted.

WESTBANK CORPORATION AND SUBSIDIARIES





NEW ACCOUNTING PRONOUNCEMENTS


On January 1, 2003, the Corporation adopted Financial Accounting Standards Board ("FASB") Interpretation 45 ("FIN 45"), "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has financial and performance letters of credit. Financial letters of credit require the Corporation to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Corporation to make payments if the customer fails to perform certain non-financial contractual obligations. The Corporation previously did not record a liability when guaranteeing obligations, unless it became probable that the Corporation would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Corporation issues or modifies subsequent to December 31, 2002. The Corporation defines the initial fair value of the letters of credit as the fee received from the customer. The fees collected as of December 31, 2003 were immaterial. The maximum potential undiscounted amount of future payments of letters of credit under FIN 45 as of December 31, 2003 are approximately $683,000, of which $193,000 expired on January 15, 2004, $30,000 expired on February 12, 2004, $10,000 expired on February 13, 2004 and $450,000 will expire on September 17, 2004. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Corporation has not recorded any contingent liabilities related to these letters of credit.

Prior to January 1, 2003, the Corporation accounted for stock-based employee compensation under the intrinsic value method consistent with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Effective January 1, 2003, the Corporation adopted the fair value recognition provisions of SFAS No. 123 prospectively to all employee awards granted, modified or settled after January 1, 2003. In accordance with this Statement, the Corporation began expensing the fair value of the stock-based employee compensation for all new employee awards granted.

On May 15, 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" ("SFAS No. 150"). SFAS No. 150 requires the reclassification of certain financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value of the redemption amount, as applicable, in earnings. On July 1, 2003, the Corporation adopted SFAS No. 150, requiring the Corporation to change the classification of mandatorily redeemable preferred stock in the statement of financial position from the mezzanine to liabilities. The change did not have a material impact on the Corporation's results of operations.

In January 2003, the FASB issued FASB Interpretation 46, "Consolidation of Variable Interest Entities" ("FIN 46"). FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to consolidation under FIN 46 if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities, or are not exposed to the entity's losses or entitled to its residual returns ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both.

Management has determined that Westbank Capital Trust 1 qualifies as a variable interest entity under FIN 46. Westbank Capital Trust 1 issued mandatorily redeemable preferred stock to investors and loaned the proceeds to the Corporation. Westbank Capital Trust 1 holds, as its sole asset, subordinated debentures issued by the Corporation in 1999. Westbank Capital Trust 1 is currently included in the Corporation's consolidated balance sheet and statements of income. The Corporation has evaluated the impact of FIN 46 and concluded it should continue to consolidate Westbank Capital Trust 1 as of December 31, 2003, in part due to its ability to call the preferred stock prior to the mandatory redemption date and thereby benefit from a decline in required dividend yields.

Subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, FIN 46(R), the provisions of which must be applied to certain variable interest entities by March 31, 2004. The Corporation plans to adopt the provisions under the revised interpretation in the first quarter of 2004. FIN 46(R) will require the Corporation to deconsolidate Westbank Capital Trust 1 as of March 31, 2004. FIN 46(R) precludes consideration of the call option embedded in the preferred stock when determining if the Corporation has the right to a majority of Westbank Capital Trust 1's expected residual returns. Accordingly, the Corporation will deconsolidate Westbank Capital Trust 1 at the end of the first quarter, which will result in describing the mandatorily redeemable preferred stock of $17 million currently reported in other liabilities as a payable to Westbank Capital Trust 1. There will be no change in total outstanding debt. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for the trust preferred securities issued by Westbank Capital Trust 1 based on the adoption of FIN 46(R). However, as additional interpretations from the banking regulators related to entities such as Westbank Capital Trust 1 become available, management will reevaluate its potential impact on its Tier I capital calculation under such interpretations.

CONSOLIDATED BALANCE SHEETS
WESTBANK CORPORATION AND SUBSIDIARIES

December 31,
(Dollars in Thousands, Except Share Amounts)                                        2003               2002
==============================================================================================================
ASSETS
Cash and due from banks:
      Non-interest bearing                                                       $   14,599         $   18,967
      Interest bearing                                                                   40                 98
--------------------------------------------------------------------------------------------------------------
                                                                                     14,639             19,065
Federal funds sold                                                                       39             28,185
--------------------------------------------------------------------------------------------------------------

      Total cash and cash equivalents                                                14,678             47,250
--------------------------------------------------------------------------------------------------------------
Securities:
      Investment securities available for sale, at fair value                       241,812            132,296
      Investment securities held to maturity, at amortized cost
            (fair value of $262 in 2003 and $459 in 2002)                               250                436
--------------------------------------------------------------------------------------------------------------

      Total securities                                                              242,062            132,732
--------------------------------------------------------------------------------------------------------------

Loans, net of allowance for loan losses
      of $4,428 in 2003 and $5,111 in 2002                                          435,483            473,721
Property and equipment, net                                                           6,749              6,586
Accrued interest receivable                                                           3,180              3,037
Intangible asset                                                                      8,837              8,837
Bank-owned life insurance                                                             8,703              8,333
Other assets                                                                          4,368              2,367
--------------------------------------------------------------------------------------------------------------

            Total assets                                                         $  724,060         $  682,863
==============================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
      Non-interest-bearing                                                       $   76,015         $   74,169
      Interest-bearing                                                              460,439            487,578
--------------------------------------------------------------------------------------------------------------

      Total Deposits                                                                536,454            561,747
Borrowed funds                                                                      122,204             56,392
Interest payable on deposits                                                            575                665
Other liabilities                                                                     2,552              4,447
Mandatorily redeemable preferred stock (Note 7)                                      17,000             17,000
--------------------------------------------------------------------------------------------------------------

      Total liabilities                                                             678,785            640,251
--------------------------------------------------------------------------------------------------------------
Commitments and contingent liabilities (Note 13)
--------------------------------------------------------------------------------------------------------------
Stockholders' equity:  (Note 1)
      Preferred stock, par value $5 per share, authorized
            100,000 shares; none issued
      Common stock, par value $2 per share, authorized
            9,000,000 shares; issued 4,523,480
            shares in 2003 and 4,523,485 in 2002                                      9,047              9,047
      Additional paid-in capital                                                     14,524             14,497
      Retained earnings                                                              22,724             18,780
      Treasury stock at cost
            (114,232 shares in 2003 and 155,705 shares in 2002)                      (1,692)            (2,091)
      Accumulated other comprehensive income                                            672              2,379
--------------------------------------------------------------------------------------------------------------

Total stockholders' equity                                                           45,275             42,612
--------------------------------------------------------------------------------------------------------------

            Total liabilities and stockholders' equity                           $  724,060         $  682,863
==============================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
WESTBANK CORPORATION AND SUBSIDIARIES


Years ended December 31,
(Dollars in Thousands, Except Per-Share Amounts)                                      2003               2002               2001
===================================================================================================================================
Interest and dividend income:
      Interest and fees on loans                                                   $   28,529         $   31,905         $   33,526
      Interest and dividend income from securities                                      7,154              8,348              7,389
      Interest from interest-bearing cash equivalents
            and federal funds sold                                                        169                323                173
-----------------------------------------------------------------------------------------------------------------------------------

            Total interest and dividend income                                         35,852             40,576             41,088
-----------------------------------------------------------------------------------------------------------------------------------

Interest expense:
      Interest on deposits                                                             10,767             14,177             17,108
      Interest on borrowed funds                                                        3,318              3,878              3,583
-----------------------------------------------------------------------------------------------------------------------------------

            Total interest expense                                                     14,085             18,055             20,691
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income                                                                    21,767             22,521             20,397
Provision for (recovery of) loan losses                                                  (354)             1,333                944
-----------------------------------------------------------------------------------------------------------------------------------

Net interest income after provision for (recovery of) loan losses                      22,121             21,188             19,453
-----------------------------------------------------------------------------------------------------------------------------------

Non-interest income:
      Trust                                                                               641                652                635
      Service charges on deposits                                                       1,137              1,186              1,238
      Loan servicing                                                                       12                154                171
      Gain (loss) on sale of securities available for sale                              1,138               (218)                36
      Gain on sale of other real estate owned                                                                 45                 43
      Gain on sale of loans                                                               333                118                233
      Gain on sale of equipment                                                                                                  27
      Other                                                                             1,275              2,153              1,106
-----------------------------------------------------------------------------------------------------------------------------------

            Total non-interest income                                                   4,536              4,090              3,489
-----------------------------------------------------------------------------------------------------------------------------------

Non-interest expense:
      Salaries and benefits                                                             9,741              9,084              8,381
      Depreciation and amortization                                                       734                789                892
      Data processing                                                                   1,771              1,625              1,803
      Advertising                                                                         628                388                610
      Supplies                                                                            312                353                505
      Occupancy                                                                         1,221              1,128              1,062
      Other real estate owned                                                              13                 26                 84
      Other                                                                             3,019              3,019              2,820
      Intangible amortization (Note 1)                                                                                          684
-----------------------------------------------------------------------------------------------------------------------------------

            Total non-interest expense                                                 17,439             16,412             16,841
-----------------------------------------------------------------------------------------------------------------------------------

Income before income taxes                                                              9,218              8,866              6,101
Income taxes                                                                            3,164              2,857              2,028
-----------------------------------------------------------------------------------------------------------------------------------

            Net income                                                             $    6,054         $    6,009         $    4,073
===================================================================================================================================

Earnings per share:  (Note 1)
            -   Basic                                                              $     1.38         $     1.36         $      .91
            -   Diluted                                                                  1.32               1.33                .90
===================================================================================================================================

Weighted average shares outstanding:  (Notes 1 and 11)
            -   Basic                                                               4,378,981          4,406,583          4,465,054
            -   Diluted                                                             4,570,149          4,509,965          4,513,020
===================================================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
WESTBANK CORPORATION AND SUBSIDIARIES


                                                                                                              Accumulated
                                                      Common Stock         Additional                            Other
                                                                 Par        paid-in     Retained   Treasury  Comprehensive
(Dollars in Thousands, Except Per-Share Amounts)  Shares        value       capital     earnings     Stock   Income/(Loss)    Total
===================================================================================================================================
Balance, January 1, 2001                         4,222,520     $8,567        $11,608     $15,408    $  (526)    $ (197)     $34,860
Net income                                                                                 4,073                              4,073
Cash dividends declared ($.40 per share)                                                  (1,694)                            (1,694)
Shares issued:
      Stock option plan                              4,400          9              9                                             18
      Dividend reinvestment and
            stock purchase plan                     27,676         56            209                                            265
Shares reissued from Treasury stock:
      Stock option plan                              1,500                        (6)                     8                       2
      Dividend reinvestment and
      stock purchase plan                           33,287                       (38)                   302                     264
Changes in unrealized gain (loss)
      on securities available for sale                                                                           1,443        1,443
Repurchase of common stock                         (23,000)                                            (215)                   (215)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                       4,266,383      8,632         11,782      17,787       (431)     1,246       39,016
Net income                                                                                 6,009                              6,009
Cash dividends declared ($.44 per share)                                                  (1,849)                            (1,849)
Shares reissued from Treasury Stock:
      Stock option plan                             54,055                      (243)                   547                     304
      Dividend reinvestment and
            stock purchase plan                     42,310                       122                    408                     530
Changes in unrealized gain (loss)
      on securities available for sale                                                                           1,133        1,133
Repurchase of common stock                        (202,658)                                          (2,615)                 (2,615)
Income tax benefit for exercise of
      non-qualified stock options                                                 84                                             84
Five percent common stock dividend                 207,690        415          2,752      (3,167)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                       4,367,780      9,047         14,497      18,780     (2,091)     2,379       42,612
Net income                                                                                 6,054                              6,054
Cash dividends declared ($.48 per share)                                                  (2,110)                            (2,110)
Shares reissued from treasury stock:
      Stock option plan                             54,850                      (278)                   744                     466
      Dividend reinvestment and
            stock purchase plan                     42,305                       105                    559                     664
Changes in unrealized gain (loss)
      on securities available for sale                                                                          (1,707)      (1,707)
Income tax benefit for exercise of
      non-qualified stock options                                                105                                            105
Stock option compensation (Note 10)                                               95                                             95
Repurchase of common stock                         (55,687)                                            (904)                   (904)
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 2003                        4,409,248     $9,047        $14,524     $22,724    $(1,692)    $  672      $45,275
===================================================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31,
(Dollars in Thousands)                                                   2003               2002              2001
===================================================================================================================
Net Income                                                              $6,054             $6,009            $4,073
-------------------------------------------------------------------------------------------------------------------
Unrealized gain (loss) on securities available for sale,
      net of income taxes of $(495) in 2003,
      $509 in 2002 and $756 in 2001                                       (960)               989             1,467
      Less: reclassification adjustment for (gains)/losses
            included in net income, net of income taxes (benefit)
            of $385 in 2003, $(74) in 2002 and $12 in 2001                (747)               144               (24)
-------------------------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss)                                       (1,707)             1,133             1,443
-------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                    $4,347             $7,142            $5,516
===================================================================================================================

                 See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Westbank Corporation and Subsidiaries


Years ended December 31,
(Dollars in Thousands)                                                              2003               2002               2001
=================================================================================================================================
Operating activities:
      Net income                                                                 $    6,054         $    6,009         $    4,073
      Adjustments to reconcile net income to net
            cash provided by operating activities:
                  Provision for (recovery of) loan losses                              (354)             1,333                944
                  Provision for other real estate owned                                                     11
                  Depreciation and amortization                                         734                789                892
                  Accretion of investment discounts                                     (94)               (20)
                  Intangible amortization                                                                                     684
                  Proceeds from loan sales                                           39,347
                  Realized (gain) loss on sale of securities                         (1,138)               218                (36)
                  Realized gain on sale of other real estate owned                                         (45)               (43)
                  Realized gain on sale of loans                                       (333)              (118)              (233)
                  Realized gain on sale of property and equipment                                                             (27)
                  Deferred (prepaid) income taxes                                    (1,719)              (623)               923
                  Exercise of non-qualified stock options                               200
            Change in assets and liabilities
                  (Increase) Decrease in accrued interest receivable                   (143)               248                692
                  (Increase) Decrease in Bank-owned life insurance                     (370)               193
                  (Increase) Decrease in other assets                                (2,001)              (320)            (7,625)
                  Increase (Decrease) in accrued interest payable on deposits           (90)                 6                (68)
                  Increase (Decrease) in other liabilities                             (176)               338              1,928
---------------------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                          39,917              8,019              2,104
=================================================================================================================================

Investing activities:
      Securities:
            Held to maturity:
                  Proceeds from maturities and principal payments                       186                321             10,652
            Available for sale:
                  Purchases                                                        (218,946)           (62,503)          (105,572)
                  Proceeds from sales                                                50,885             21,260              7,828
                  Proceeds from maturities and principal payments                    83,141             75,833             64,755
      Purchases of property and equipment                                              (897)              (859)              (116)
      Net decrease (increase) in loans                                              (25,493)           (59,662)           (32,239)
      Proceeds from sale of other real estate owned                                                        312                497
---------------------------------------------------------------------------------------------------------------------------------
                  Net cash used in investing activities                            (111,124)           (25,298)           (54,195)
=================================================================================================================================
Financing activities:
      Net increase (decrease) in deposits                                           (25,293)            51,898             10,709
      Net increase (decrease) in short-term borrowings                               21,645            (10,113)            11,423
      Net increase in long-term borrowings                                           44,167              8,839             25,251
      Proceeds from exercise of stock options
            and stock purchase plan                                                   1,130                834                549
      Treasury stock repurchases                                                       (904)            (2,531)              (215)
      Dividends paid                                                                 (2,110)            (1,849)            (1,694)
---------------------------------------------------------------------------------------------------------------------------------
                  Net cash provided by financing activities                          38,635             47,078             46,023
=================================================================================================================================
Increase (Decrease) in cash and cash equivalents                                    (32,572)            29,799             (6,068)
Cash and cash equivalents at beginning of year                                       47,250             17,451             23,519
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                         $   14,678         $   47,250         $   17,451
=================================================================================================================================
Cash paid during the year:
      Interest on deposits and other borrowings                                  $   13,995         $   18,049         $   20,759
      Income taxes                                                                    5,882              4,170                360
Supplemental disclosure of cash flow information:
      Securitization of loans into mortgage-backed securities                        26,079             23,495             20,079
      Transfers of loans to other real estate owned                                                         74                233
      Loans to facilitate the sale of other real estate owned                                                                  57

                 See notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
WESTBANK CORPORATION AND SUBSIDIARIES



1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Westbank Corporation (the "Corporation") and its subsidiaries are in conformity with generally accepted accounting principles in the United States of America and general practices within the banking industry. The following is a description of the more significant policies.



NATURE OF BUSINESS

As of December 31, 2003, the Corporation, a bank holding company, provides financial services through its wholly-owned subsidiary, Westbank, a commercial bank and trust company with eighteen (18) offices located in Massachusetts and Connecticut. Westbank is the resultant financial institution formed from the merger of the Corporation's two (2) wholly owned subsidiaries, Park West Bank and Trust Company ("Park West") and Cargill Bank ("Cargill") on September 7, 2001. A full range of retail banking services is furnished to individuals, businesses and non-profit organizations. The Corporation's primary source of revenue is derived from providing loans to customers, predominantly located in western and central Massachusetts and northeastern Connecticut.



BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiary, Westbank, and its subsidiaries, Park West Securities Corporation, Park West Real Estate Investment Trust, Inc., and PWB&T Inc. All material intercompany balances and transactions have been eliminated in consolidation. Certain amounts in the 2002 and 2001 financial statements have been reclassified to conform to the 2003 presentation.



USE OF ESTIMATES

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and affect the reported amounts of income and expenses for each year. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and impairment of intangible assets. In addition, various regulatory agencies, as an integral part of the examination process, periodically review the Corporation's allowance for losses on loans and other real estate owned. Such agencies may require the Corporation to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

WESTBANK CORPORATION AND SUBSIDIARIES



CASH AND CASH EQUIVALENTS

The Corporation defines cash and due from banks and federal funds sold to be cash and cash equivalents. The Bank is required to maintain reserve balances with the Federal Reserve Bank. These balances can be in the form of either vault cash or funds left on deposit with the Federal Reserve Bank.



SECURITIES

Securities that management has the positive intent and ability to hold until maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts. Those securities that have been identified as assets for which there is not a positive intent to hold to maturity, including all marketable equity securities, are classified as available for sale with unrealized gains (losses), net of income taxes, reported as a separate component of stockholders' equity. The Corporation determines if securities will be classified as held to maturity or available for sale at the time of purchase. In addition, any mortgage-backed securities created out of the Corporation's own inventory of residential real estate loans are also considered available for sale. Gains and losses on sales of securities are recognized in non-interest income at the time of sale on a specific identification basis. Securities that have experienced an other than temporary decline in value are written down to estimated fair value, establishing a new cost basis with the amount of the write-down expensed as a realized loss. The Corporation does not engage in trading activities.



LOANS

Interest income on loans is recorded on an accrual basis. Loan origination fees, net of certain direct loan origination costs, are deferred and recognized as income over the life of the related loan as an adjustment to the loan's yield.

Non-accrual loans are loans on which the accrual of interest is ceased when the collection of principal or interest payments is determined to be doubtful by management. It is the general policy of the Corporation to discontinue the accrual of interest when principal or interest payments are delinquent 90 days, unless the loan principal and interest are determined by management to be fully collectible and are in the process of collection. Any unpaid amounts previously accrued on these loans are reversed from income. Interest received on a loan in non-accrual status is applied to reduce principal or, if management determines that the principal is collectible, applied to interest on a cash basis. A loan is returned to accrual status after the borrower has brought the loan current and has demonstrated compliance with the loan terms for a sufficient period, and management's doubts concerning collectibility have been removed.

The Corporation measures impairment of loans in accordance with Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting for Impairment of a Loan as Amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" (collectively "SFAS No. 114"). A loan is recognized as impaired when it is probably that either principal or interest is not collectible in accordance with the terms of the loan agreement. Measurement of impairment for commercial loans is generally based on the present value of expected future cash flows discounted at the loan's effective interest rate. Commercial real estate loans are generally measured based on the fair value of the underlying collateral. If the estimated fair value of the impaired loan is less than the related recorded amount, a specific valuation allowance is established or a write-down is charged against the allowance for loan losses. Smaller balance homogenous loans, including residential real estate and consumer loans, are excluded from the provisions of SFAS No. 114. Generally, income is recorded only on a cash basis for impaired loans.

The approach the Corporation uses in determining the adequacy of the allowance for loan losses is based on the SFAS No. 114 analysis, a formula-based reserve and the Corporation's loan loss history, among other factors. For the SFAS No. 114 analysis, on a quarterly basis the Corporation performs an internal review of the loan portfolio and identifies required reserve allocations targeted to recognized problem loans that, in the opinion of management, have potential loss exposure or uncertainties relative to the depth of the collateral on these same loans. In addition, the Corporation maintains a formula-based reserve that is computed from the overall mix of the remainder of the loan portfolio and the loss history of each loan category. The formula-based reserve methodology is based on a range of estimated loss percentages based on loan type. The amount of the recorded reserve above the minimum of the formula range is based on management's evaluation of relevant qualitative factors (e.g. local area economic statistics) and the percentage of loan loss reserves to aggregate loans.

The formula reserve allocation is calculated by applying loss factors to outstanding loans by loan category. Loss factors are based on historical loss experience. The reserve allocation also incorporates general business and economic conditions, credit quality trends, loan concentrations, industry conditions within portfolio segments and overall delinquency levels.

WESTBANK CORPORATION AND SUBSIDIARIES



PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method. Amortization of leasehold improvements is charged over the terms of the respective leases, including option periods, or the estimated lives of the improvements, whichever is shorter. Gains and losses are recognized upon disposal of assets. The cost of maintenance and repairs is charged to income as incurred, whereas significant repairs are capitalized.



OTHER REAL ESTATE OWNED

Other real estate owned ("OREO") includes properties the Corporation has acquired through foreclosure. OREO is recorded at the lower of cost or fair value at the date of acquisition, less estimated selling costs. At the time of foreclosure, the excess, if any, of the loan amount over the fair value of the asset acquired is charged off against the allowance for loan losses. Operating expenses to administer OREO properties are charged directly to operating expenses. Valuation allowances are established subsequent to acquisition, as necessary, based upon management's continuing assessment of the fair values of the properties. Loans granted in conjunction with sales of OREO are required to comply with the Corporation's standard underwriting criteria, including receipt of an adequate down payment.



LOAN SALES AND SERVICING RIGHTS

The Corporation sells loans in the secondary market and retains the related servicing rights. Mortgage servicing rights are recognized as an asset when loans are sold with servicing retained, by allocating the cost of an originated mortgage loan between the loan and the servicing right based on relative estimated fair values. The cost allocated to servicing rights is capitalized as a separate asset and amortized in proportion to, and over the period of, estimated net servicing income.

Capitalized mortgage servicing rights are evaluated for impairment by comparing the asset's unamortized cost to its current estimated fair value. Fair values are estimated using a discounted cash flow approach, which considers future servicing income and costs, current market interest rates, and anticipated prepayment and default rates. In making impairment evaluations, mortgage servicing rights are stratified based on one or more of the predominant risk characteristics of the underlying loans. The Corporation has stratified its servicing portfolio for this purpose between fixed and adjustable rate loans. Impairment losses, if any, are recognized through a valuation allowance for each impaired stratum. Adjustments to the valuation allowance are charged or credited to income. At December 31, 2003 and 2002, the mortgage servicing asset totaled $849,000 and $571,000 respectively, for which there was no valuation allowance.



TRANSFERS AND SERVICING OF FINANCIAL ASSETS

The Corporation follows the provision of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 140") provides consistent application of a financial-components approach that recognizes the financial and servicing assets it controls and the liabilities it has occurred, derecognizes assets when control has been surrendered and derecognizes liabilities when extinguished.



INCOME TAXES

The Corporation uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. A valuation allowance would be provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

WESTBANK CORPORATION AND SUBSIDIARIES



PENSION PLAN

The Corporation has a defined contribution pension plan covering substantially all employees. The Corporation's policy is to fund accrued pension cost. In addition, the Corporation has a supplemental retirement plan for certain executive officers and a directors' retirement plan that is accounted for in accordance with SFAS No. 87, "Employers' Accounting for Pensions."



STOCK DIVIDEND

On January 2, 2003 the Corporation announced a five percent (5%) stock dividend, payable to shareholders of record January 14, 2003. As a result of the stock dividend, all earnings-per-share data have been adjusted retroactively for the three-year period (2003-2001) presented in accordance with SFAS No. 128, "Earnings per Share." Shares outstanding for the periods presented also have been restated to reflect the January 14, 2003 stock dividend distribution.



STOCK-BASED COMPENSATION

Prior to January 1, 2003, the Corporation accounted for stock-based compensation under the intrinsic value method consistent with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations, as permitted by SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Effective January 1, 2003, the Corporation adopted the fair value recognition provisions of SFAS No. 123 prospectively for all employee awards granted, modified or settled after January 1, 2003, as permitted by SFAS No. 148, "Accounting for Stock-Based Compensation
- Transition and Disclosure". In accordance with these Statements, the Corporation began expensing the cost of the stock-based employee compensation for all new employee awards granted.

The following table shows net income and earnings per share as if the fair value method had been applied for all outstanding and unvested awards in each period.

(Dollars in Thousands, Except Per-Share Amounts)                     2003         2002         2002
=====================================================================================================
Net Income:
     Reported net income                                           $  6,054     $  6,009     $  4,073
     Add:     Stock-based employee compensation expense
              included in reported net income, net of related
              tax effects                                                63
     Deduct:  Total stock-based employee compensation expense
              determined under fair value based method for
              all awards net of related taxes effects (1)                63          875           21
-----------------------------------------------------------------------------------------------------
Pro forma net income                                               $  6,054     $  5,134     $  4,052
=====================================================================================================

Earnings per share:
      Basic - as reported                                          $   1.38     $   1.36     $   0.91
=====================================================================================================
      Basic - pro forma                                            $   1.38     $   1.17     $   0.91
=====================================================================================================
      Diluted - as reported                                        $   1.32     $   1.33     $   0.90
=====================================================================================================
      Diluted - pro forma                                          $   1.32     $   1.14     $   0.90
=====================================================================================================

(1) All previously awarded grants were fully amortized prior to January 2, 2003.

EARNINGS PER SHARE

Basic earnings per share is the result of dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share gives effect to all potentially dilutive common shares that were outstanding during the year. There were no antidilutive common stock equivalents excluded from the weighted average number of common shares outstanding in 2003, 2002 or 2001.

WESTBANK CORPORATION AND SUBSIDIARIES



INTANGIBLE ASSET

Effective January 1, 2002, the Corporation adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"), and, effective September 30, 2002, the Corporation adopted SFAS No. 147, "Acquisition of Certain Financial Institutions" ("SFAS No. 147"). In accordance with these Statements, the Corporation has ceased amortization of goodwill and has performed a transitional goodwill impairment test. As a result of the transitional impairment test, management has determined that no impairment existed as of January 1, 2002, the date of adoption of SFAS No. 142.

The Corporation performed the required annual impairment tests as of December 31, 2003 and 2002, and determined that no impairment existed as of the valuation date, as the fair value of the Corporation's net assets exceeded the carrying value. If, for any future period, the Corporation determines that there has been an impairment in the carrying value of goodwill, the Corporation will record a charge to earnings, which could have a material effect on net income.

The following table shows net income and earnings per share for the three years ended December 31, 2003, 2002 and 2001, as if the Corporation had been accounting for goodwill under SFAS No. 142 and SFAS No. 147 for all periods presented.

Years ended December 31,
(Dollars in Thousands, Except Per-Share Amounts)                     2003         2002         2001
=====================================================================================================
Net income:
      Reported net income                                          $  6,054     $  6,009     $  4,073
      Goodwill amortization, net of tax                                                           457
-----------------------------------------------------------------------------------------------------
                                                                   $  6,054     $  6,009     $  4,530
=====================================================================================================
Basic earnings per share:
      Reported earnings per share                                  $   1.38     $   1.36     $    .91
      Goodwill amortization, net of tax                                                           .10
-----------------------------------------------------------------------------------------------------
Adjusted basis earnings per share                                  $   1.38     $   1.36     $   1.01
=====================================================================================================
Diluted earnings per share:
      Reported earnings per share                                  $   1.32     $   1.33     $    .90
      Goodwill amortization, net of tax                                                           .10
-----------------------------------------------------------------------------------------------------
Adjusted diluted earnings per share                                $   1.32     $   1.33     $   1.00
=====================================================================================================


TRUST DEPARTMENT

Assets held by the Corporation for customers in a fiduciary or agency capacity are not included in the consolidated financial statements, as such items are not assets of the Corporation. Such assets totaled approximately $172,881,000 and $149,921,000 at December 31, 2003 and 2002, respectively. Trust income is recognized on a cash basis. The amounts recognized under this method are not materially different from amounts that would be recognized on the accrual basis.



NEW ACCOUNTING PRONOUNCEMENTS

On January 1, 2003, the Corporation adopted Financial Accounting Standards Board ("FASB") Interpretation 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" ("FIN 45"). FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. The Corporation has financial and performance letters of credit. Financial letters of credit require the Corporation to make payment if the customer's financial condition deteriorates, as defined in the agreements. Performance letters of credit require the Corporation to make payments if the customer fails to perform certain non-financial contractual obligations. The Corporation previously did not record a liability when guaranteeing obligations, unless it became probable that the Corporation would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Corporation issues or modifies subsequent to December 31, 2002. The Corporation defines the initial fair value of the letters of credit as the fee received from the customer. The fees collected as of December 31, 2003 were immaterial. The maximum potential undiscounted amount of future payments of letters of credit under FIN 45 as of December 31, 2003 are approximately $683,000, of which $193,000 expired on January 15, 2004, $30,000 expired on February 12, 2004, $10,000 expired on February 13, 2004 and $450,000 will expire on September 17, 2004. Amounts due under these letters of credit would be reduced by any proceeds that the Corporation would be able to obtain in liquidating the collateral for the loans, which varies depending on the customer. The Corporation has not recorded any contingent liabilities related to these letters of credit.

WESTBANK CORPORATION AND SUBSIDIARIES



NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)

Prior to January 1, 2003, the Corporation accounted for stock-based employee compensation under the intrinsic value method consistent with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", and related Interpretations, as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Effective January 1, 2003, the Corporation adopted the fair value recognition provisions of SFAS No. 123 prospectively to all employee awards granted, modified or settled after January 1, 2003. In accordance with this Statement, the Corporation began expensing the cost of the stock-based employee compensation for all new employee awards granted.

On May 15, 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 requires the reclassification of certain financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in the fair value of the redemption amount, as applicable, in earnings. On July 1, 2003, the Corporation adopted SFAS No. 150, requiring the Corporation to change the classification of mandatorily redeemable preferred stock in the statement of financial position from the mezzanine to liabilities. The change did not have a material impact on the Corporation's results of operations.

In January 2003, the FASB issued FASB Interpretation 46 ("FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin 51, Consolidated Financial Statements, to certain entities in which voting rights are not effective in identifying the investor with the controlling financial interest. An entity is subject to consolidation under FIN 46 if the investors either do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support, are unable to direct the entity's activities, or are not exposed to the entity's losses or entitled to its residual returns ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both.

Management has determined that Westbank Capital Trust 1 qualifies as a variable interest entity under FIN 46. Westbank Capital Trust 1 issued mandatorily redeemable preferred stock to investors and loaned the proceeds to the Corporation. Westbank Capital Trust 1 holds, as its sole asset, subordinated debentures issued by the Corporation in 1999. Westbank Capital Trust 1 is currently included in the Corporation's consolidated balance sheet and statements of income. The Corporation has evaluated the impact of FIN 46 and concluded it should continue to consolidate Westbank Capital Trust 1 as of December 31, 2003, in part due to its ability to call the preferred stock prior to the mandatory redemption date and thereby benefit from a decline in required dividend yields.

Subsequent to the issuance of FIN 46, the FASB issued a revised interpretation, FIN 46(R), the provisions of which must be applied to certain variable interest entities by March 31, 2004. The Corporation plans to adopt the provisions under the revised interpretation in the first quarter of 2004. FIN 46(R) will require the Corporation to deconsolidate Westbank Capital Trust 1 as of March 31, 2004. FIN 46(R) precludes consideration of the call option embedded in the preferred stock when determining if the Corporation has the right to a majority of Westbank Capital Trust 1's expected residual returns. Accordingly, the Corporation will deconsolidate Westbank Capital Trust 1 at the end of the first quarter, which will result in eliminating the mandatorily redeemable preferred stock of $17 million currently reported in other liabilities and recognizing a $17 million payable to Westbank Capital Trust 1. There will be no change in total outstanding debt. The banking regulatory agencies have not issued any guidance that would change the regulatory capital treatment for the trust preferred securities issued by Westbank Capital Trust 1 based on the adoption of FIN 46(R). However, as additional interpretations from the banking regulators related to entities such as Westbank Capital Trust 1 become available, management will reevaluate the potential impact on Tier I capital calculation under such interpretations.

WESTBANK CORPORATION AND SUBSIDIARIES


2 - SECURITIES

Investment securities held to maturity at December 31 are as follows:

                                                                                      2003
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized           Fair          unrealized
(Dollars in Thousands)                             cost              gains           losses             value            gain
================================================================================================================================
Mortgage-backed securities                         $250               $12                               $262              $12
================================================================================================================================


                                                                                      2002
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized           Fair          unrealized
(Dollars in Thousands)                             cost              gains           losses             value            gain
================================================================================================================================

Mortgage-backed securities                         $436               $23                               $459              $23
================================================================================================================================

During 2003, 2002 and 2001, there were no sales of investment securities classified as held to maturity.

Investment securities available for sale at December 31 were as follows:

                                                                                      2003
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized           Fair          unrealized
(Dollars in Thousands)                             cost              gains           losses             value            gain
================================================================================================================================
U.S. government obligations                      $   7,611                                           $   7,611
Federal agency obligations                         182,383         $    896          $ 127             183,152          $   769
Mortgage-backed securities                          40,455              663            217              40,901              446
Municipal bonds                                      1,559               79                              1,638               79
Equity securities                                    8,754               80            324               8,510             (244)
--------------------------------------------------------------------------------------------------------------------------------
                                                 $ 240,762         $  1,718          $ 668           $ 241,812          $ 1,050
================================================================================================================================


                                                                                      2002
                                                                     Gross            Gross                               Net
                                                 Amortized        unrealized       unrealized           Fair          unrealized
(Dollars in Thousands)                             cost              gains           losses             value            gain
================================================================================================================================
U.S. government obligations                      $      26                                           $      26
Federal agency obligations                          48,639         $    892                             49,531          $   892
Mortgage-backed securities                          70,975            2,963                             73,938            2,963
Municipal bonds                                        913               71                                984               71
Equity securities                                    7,981               74          $ 238               7,817             (164)
--------------------------------------------------------------------------------------------------------------------------------
                                                 $ 128,534         $  4,000          $ 238           $ 132,296          $ 3,762
================================================================================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



During 2003, 2002 and 2001, the Corporation recognized realized gains (losses) on securities available for sale totaling $1,138,000, $(218,000) and $36,000, respectively. The Corporation recorded gross gains and (losses) for 2003, 2002 and 2001 on securities available for sale totaling $1,233,000 and ($95,000), $58,000 and ($276,000), and $42,000 and ($6,000) respectively.

At December 31, 2003, the Corporation held 5 equity securities with a book value of $2,950,000 and an aggregate unrealized loss of $324,000. These securities have been in an unrealized loss position for more than 12 months and are adjustable rate securities, indexed to short-term interest rates. At December 31, 2003, management evaluated the impairment of these securities for other than temporary impairment and determined that the impairment was not other than temporary because the decline in fair value principally reflects changes in short-term interest rates and the length and timing of the adjustment feature.

The contractual maturities of held-to-maturity and available-for-sale securities, other than equity securities, as of December 31, 2003 are summarized in the following tables. Actual maturities may differ from contractual maturities because certain issuers have the right to call or prepay obligations.

WESTBANK CORPORATION AND SUBSIDIARIES



For the purposes of the following December 31, 2003 maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than their contractual maturities because of principal repayments.

                                                      Amortized       Fair
(Dollars in Thousands)                                   cost         value
=============================================================================
Held to Maturity:
     Within 1 year                                    $       1     $       1
     Over 1 year to 5 years                                 105           112
     Over 5 years to 10 years
     Over 10 years                                          144           149
-----------------------------------------------------------------------------
     Total debt obligations                           $     250     $     262
=============================================================================



                                                      Amortized       Fair
(Dollars in Thousands)                                   cost         value
=============================================================================
Available for sale:
     Within 1 year                                    $   7,611     $   7,622
     Over 1 year to 5 years                              60,434        60,654
     Over 5 years to 10 years                           127,315       127,945
     Over 10 years                                       36,648        37,090
-----------------------------------------------------------------------------
     Total debt obligations                           $ 232,008     $ 233,311
=============================================================================

At December 31, 2003, securities with a carrying amount and fair value of $42,283,000 and $42,426,000, respectively, were pledged to secure public deposits, repurchase agreements and for other purposes as required by law.



3 - LOANS AND ALLOWANCE FOR LOAN LOSSES

Loans consisted of the following at December 31:

(Dollars in Thousands)                                   2003          2002
=============================================================================
Commercial                                            $  64,974     $  61,115
Real estate construction                                  7,045         8,700
Real estate                                             320,178       361,956
Consumer                                                 40,847        39,730
Leases                                                    7,024         7,743
-----------------------------------------------------------------------------
                                                        440,068       479,244
Allowance for loan losses                                (4,428)       (5,111)
Deferred loan origination fees                             (157)         (412)
-----------------------------------------------------------------------------
                                                      $ 435,483     $ 473,721
=============================================================================


Changes in the allowance for loan losses are summarized as follows:

(Dollars in Thousands)                     2003          2002          2001
=============================================================================
Balance, beginning of year              $   5,111     $   4,179     $   3,670
Provision for (recovery of) loan losses      (354)        1,333           944
Loans charged off                            (448)         (489)         (527)
Recoveries                                    119            88            92
-----------------------------------------------------------------------------
Balance, end of year                    $   4,428     $   5,111     $   4,179
=============================================================================

The aggregate principal balance of non-accrual loans was $3,111,000 and $1,372,000 at December 31, 2003 and 2002, respectively. Contractual interest income that would have been accrued on such non-accrual loans was $106,000, $159,000 and $148,000 for 2003, 2002 and 2001 respectively. No income was recognized on non-accrual loans during this period.

WESTBANK CORPORATION AND SUBSIDIARIES



The Corporation did not sell any loans with recourse during 2003 or 2002. The remaining recourse exposure on prior sales was $334,000 at December 31, 2003. Management does not believe that the recourse obligations subject the Corporation to any material risk of loss in the future. No losses have been incurred as a result of these recourse obligations.

Of the $320,178,000 in real estate loans at December 31, 2003, $216,670,000 is collateralized by 1-4 family dwellings. The majority of the collateral for these loans is located in the Corporation's market areas of western Massachusetts and northeastern Connecticut. Commercial real estate and real estate construction loans represented $110,553,000 in outstanding principal at December 31, 2003. These loans encompass a wider region, extending throughout Massachusetts and southern New England. Most are collateralized by commercial real estate. Commercial loans both collateralized and uncollateralized of $64,974,000 at December 31, 2003 represent loans made to businesses primarily in western Massachusetts and northeastern Connecticut.

The Corporation has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers. Such loans, in the opinion of management, do not include more than the normal risk of collectibility nor other unfavorable factors. The following summarizes the activity with respect to indebtedness, both direct and indirect, for directors, policy-making officers and major stockholders during the years ended December 31:

(Dollars in Thousands)                                   2003          2002
=============================================================================
Balance at beginning of year                          $   7,991     $   3,744
      New loans granted                                   2,473         6,603
      Repayments of principal and loans sold             (3,468)       (2,356)
-----------------------------------------------------------------------------
Balance at end of year                                $   6,996     $   7,991
=============================================================================

At December 31, 2003 and 2002, the recorded investment in impaired loans was $2,052,000 and $411,000, respectively, of which $2,052,000 and $411,000, respectively, were in non-accrual status. For the years ended December 31, 2003, 2002 and 2001, the average recorded investment in impaired loans was $767,000, $632,000 and $629,000, respectively. As applicable, each impaired loan has a related allowance for loan losses determined in accordance with SFAS No. 114. The carrying amount of impaired loans for which there was an allowance for loan losses was $2,052,000 and $254,000 at December 31, 2003 and 2002. The total allowance for loan losses allocated to these impaired loans was $349,000 and $127,000 at December 31, 2003 and 2002. Interest income recognized during 2003, 2002 and 2001 on impaired loans was not significant.

The Corporation had no commitments to lend additional funds to borrowers having loans that are on non-accrual status, impaired or restructured.

The Corporation services loans for others that are not included in the consolidated balance sheets. The unpaid balances of these loans totaled $130,852,000, $113,686,000 and $114,044,000 at December 31, 2003, 2002 and 2001
respectively.

The value of loans pledged as collateral on borrowings at December 31, 2003 and 2002 was $116,845,000 and $47,391,000 respectively.



4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31 are summarized as follows:

                                                                    Estimated
(Dollars in Thousands)                     2003          2002         Lives
==============================================================================

Property (including land of $1,743
      in 2003 and $1,713 in 2002        $   6,986     $   6,835    15-40 years
Capital lease building                        264           264       15 years
Furniture and equipment                     4,358         3,733     3-10 years
Leasehold and building improvements         2,620         2,503     5-15 years
Motor vehicles                                138           135        3 years
------------------------------------------------------------------------------
                                           14,366        13,470
Accumulated depreciation                    7,617         6,884
------------------------------------------------------------------------------
Property and equipment, net             $   6,749     $   6,586
==============================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



5 - DEPOSITS


Deposit accounts, by type, as of December 31 are summarized as follows:

(Dollars in Thousands)                  2003      Rate          2002      Rate
==============================================================================
Demand deposit                       $  76,015               $  74,169
Savings                                 97,084    0.50%        100,391    1.16%
NOW                                     33,009    0.13          33,665    0.23
Money market                            37,871    1.14          40,775    1.27
Other time deposits                    292,475    2.99         312,747    3.62
------------------------------------------------------------------------------
                                     $ 536,454               $ 561,747
==============================================================================

As of December 31, 2003 and December 31, 2002, $51,943 and $56,711 in demand deposit balances were reclassified as loans.




At December 31, 2003, the scheduled maturities of time deposits and IRA deposits with a fixed maturity are as follows:

(Dollars in Thousands)
==============================================================================
Year ending December 31,
      2004                                                   $ 171,072
      2005                                                      91,277
      2006                                                      15,657
      2007                                                       7,427
      2008 and after                                             7,042
------------------------------------------------------------------------------
                                                             $ 292,475
==============================================================================


Certificates of deposit with balances greater than or equal to $100,000 amount to $56,714,000 and $60,726,000 as of December 31, 2003 and 2002 respectively.
Interest paid on these deposits totaled approximately $1,785,000 and $2,014,000 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES



6 - BORROWED FUNDS

Short-term borrowings as of December 31 are as follows:

(Dollars in Thousands)                                   2003           2002
===============================================================================
Securities sold under agreements to repurchase        $   10,261     $   10,801
Purchased federal funds                                   35,670            500
Treasury tax and loan notes                                1,016          4,001
-------------------------------------------------------------------------------
Total short-term borrowings                           $   46,947     $   15,302
===============================================================================

The above short-term borrowings generally mature daily. Interest expense on short-term borrowings totals $84,000, $254,000 and $825,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Long-term borrowings as of December 31 are as follows:

(Dollars in Thousands)              2003                              2002
===============================================================================
                            Principal                         Principal
  Maturity                  Payments                          Payments
    Dates                      Due      Rate                      Due      Rate
===============================================================================

2003                                                          $ 15,833     4.90%
2004                       $  7,604     3.95%                    7,604     3.95
2005                          3,869     4.07                     3,869     4.07
2006                         25,118     2.37                     5,118     4.20
2007                            666     3.85                       666     3.85
2008                         30,000     2.22                     8,000     4.59
After 2008                    8,000     4.59
-------------------------------------------------------------------------------
                           $ 75,257     2.81%                 $ 41,090     4.48%
===============================================================================

The Bank's long-term debt includes $60,000,000 of Federal Home Loan Bank (FHLB) Option advances. The maturities of the Bank's Option advances from the Federal Home Loan Bank are March 2006, October 2006, December 2008, February 2011 and March 2011. The amounts due, with respect to their final maturities, are $2,000,000, $20,000,000, $20,000,000, $10,000,000, $6,000,000 and $2,000,000. If
interest rates were to rise, the Federal Home Loan Bank would have the option of calling the advances in 2004, 2005 and 2006. During the years 2004, 2005 and 2006, the Bank has $30,000,000, $20,000,000 and $10,000,000 in Option advances.
Interest expense on long-term borrowings totaled $1,602,000, $1,941,000 and $1,126,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

The following table summarizes borrowings. Average interest rates during each year were computed by dividing total interest expense by the average amount borrowed.

(Dollars in Thousands)                         2003        2002        2001
=============================================================================
Balance at year-end                          $122,204    $ 56,392    $ 57,666
Average amount outstanding                     60,803      66,067      51,032
Maximum amount outstanding at any month-end   122,204      88,972      85,091
Average interest rate for the year              2.95%       3.40%       3.82%
Average interest rate on year-end balance       2.04        3.42        3.26



The Corporation maintains a revolving line of credit with Fleet Bank of Massachusetts for $6,000,000 that is renewed on an annual basis. There were no amounts outstanding against this line as of December 31, 2003 or 2002. The Corporation had short-term borrowing capacity through the FHLB of $6,301,000 through its Ideal Way program that was unused at year-end 2003 and 2002. Advances from the FHLB are collateralized by the Company's holdings of FHLB stock and residential real estate loans.

WESTBANK CORPORATION AND SUBSIDIARIES



7 - MANDATORILY REDEEMABLE PREFERRED STOCK

On September 30, 1999, the Corporation completed an offering of 1,700,000 shares of 9.6% trust preferred stock, each with a liquidation amount of $10 through Westbank Capital Trust 1. The Corporation has the right to call the trust preferred stock in whole or in part at any time on or after September 30, 2004. The $17 million trust preferred debentures are due September 30, 2029. Quarterly cash distributions were paid beginning December 31, 1999. The trust preferred stock currently qualifies as Tier 1 capital under the Federal Reserve Board and risk-based capital guidelines. The trust preferred obligation is unsecured and ranks junior to all other borrowings, except those borrowings that, by their terms, are equal or junior to the trust preferred obligation. The trust preferred obligation is senior to the Corporation's common stock. Refer to Note 1 regarding classification of the Mandatorily Redeemable Preferred Stock at December 31, 2003 and recent accounting guidance with respect to the consolidation of Westbank Capital Trust 1.

WESTBANK CORPORATION AND SUBSIDIARIES



8 - INCOME TAXES

The income taxes were as follows:


(Dollars in Thousands)                         2003        2002        2001
=============================================================================
Current tax:
      Federal                                $  3,905    $  3,646    $  1,039
      State                                       978        (166)         66
-----------------------------------------------------------------------------
          Total current                         4,883       3,480       1,105
-----------------------------------------------------------------------------
Taxes (prepaid) deferred                       (1,719)       (623)        923
-----------------------------------------------------------------------------
Total income taxes                           $  3,164    $  2,857    $  2,028
=============================================================================

The difference between the effective tax rate and the federal statutory tax rate on income before taxes is reconciled as follows:


                                               2003        2002        2001
=============================================================================
Federal statutory rate                           34.0%       34.0%       34.0%
State income taxes, net of federal benefit        2.4         (.1)        1.8
Other                                            (2.1)       (1.7)       (2.6)
-----------------------------------------------------------------------------
                                                 34.3%       32.2%       33.2%
=============================================================================

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31 are presented below.


(Dollars in Thousands)                                     2003        2002
=============================================================================
Deferred tax assets:
      Deferred loan fees                                 $     64    $     33
      Reserve for loan losses                               1,407       1,416
      Non-accrual interest                                     43          45
      Amortization                                             11          56
      Other                                                   310          90
-----------------------------------------------------------------------------
          Total gross deferred tax assets                   1,835       1,640
-----------------------------------------------------------------------------

Deferred tax liabilities:
      Bond accretion                                                       15
      Unrealized gain on securities                           377       1,376
      Depreciation                                            551         322
      Allowance for loan losses                                           570
      REIT dividend                                                     1,132
      Other                                                   207         145
-----------------------------------------------------------------------------
          Total gross deferred tax liabilities              1,135       3,560
-----------------------------------------------------------------------------
          Net deferred tax asset (liability)             $    700    $ (1,920)
=============================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is generally dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Corporation will realize the benefits of these deductible differences.

The Commonwealth of Massachusetts enacted legislation that clarified the real estate investment trust ("REIT") dividend-received deduction (the "Deduction") between a bank and its subsidiary operating as a REIT for years ending on or after December 31, 1999. On February 4, 2003, the Corporation's subsidiary Westbank (the "Bank") received a Notice of Assessment (the "Notice") from the Commonwealth of Massachusetts' Department of Revenue ("DOR"), notifying the Bank of the DOR's intent to disallow the Deduction for the Bank and its subsidiary, Park West REIT. On June 19, 2003, however, as part of a collective settlement with the DOR involving other Massachusetts banks, the Bank reached an agreement with the DOR pursuant to which the Bank agreed to pay all sums due in settlement of all claims regarding the Deduction, including interest and penalties. The settlement was reached on June 23, 2003 in the amount of $500,175, including interest. In light of the Commonwealth of Massachusetts' legislation repealing the Deduction, the Corporation determined to dissolve Park West REIT and distribute its assets to its shareholders in 2004.



9 - EMPLOYEE BENEFIT PLANS

DEFINED CONTRIBUTION PLAN

The Corporation has a defined contribution pension plan (money purchase), covering substantially all of its employees. Contributions to the money purchase plan are based on a percentage of the respective employee's salary. Total pension expense for 2003, 2002 and 2001 amounted to $528,000, $416,000 and $314,000 respectively.

In addition, the Corporation has a 401K plan. Each employee reaching the age of twenty-one (21) automatically becomes a participant of the plan. The plan provides for voluntary contributions by participants, up to 15% of compensation, subject to certain limits based on federal tax laws. The Corporation makes matching contributions up to 50% of the first 6% of compensation. The total 401K plan expense for the years ended December 31, 2003, 2002 and 2001 amounted to $130,000, $118,000 and $107,000 respectively. In addition, the Corporation has a supplemental defined contribution plan for certain executive officers. The defined contribution cost incurred by the Corporation related to this plan was $75,000, $42,000 and $45,000 for the years ended December 31, 2003, 2002 and
2001 respectively.



DIRECTORS AND EXECUTIVES SUPPLEMENTAL RETIREMENT PLAN

The Westbank Directors and Executives Supplemental Retirement Plan was established during 2001. Under the Supplemental Retirement Plan, the Bank provides post-retirement benefits for non-employee Directors who retire from the Board after reaching age seventy-two (72) and certain executive officers who retire at age sixty-five (65). The retirement benefit is in the amount of seventy-five percent (75%) of the Director's or executive's final compensation at retirement and is payable for the life of the retiree. For the executives, this amount is reduced by fifty percent (50%) of the primary insurance amount from Social Security and any employer-provided qualified retirement plans. The Corporation uses a December 31 measurement date for the plan.

The combined cost for the defined benefit portion of the Directors and Executives Supplemental Retirement Plan includes the following components:


FOR THE YEAR ENDED DECEMBER 31,                            2003        2002
=============================================================================
Service cost                                             $105,386    $258,442
Interest cost                                             155,964     138,366
Net amortization of prior service cost                    124,934     124,938
-----------------------------------------------------------------------------
Net periodic benefit cost                                $386,284    $521,746
=============================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



The combined funded status of the defined benefit portion of the Directors and Executives Retirement Plan was as follows:

DECEMBER 31,                                              2003          2002
===============================================================================
PROJECTED BENEFIT OBLIGATION:
Balance at beginning of period                         $2,270,883    $  160,743
Service cost                                              105,386        97,699
Interest cost                                             155,964       138,366
Benefit payments
Prior service costs                                                   1,874,075
Actuarial loss                                            199,965
-------------------------------------------------------------------------------
Balance at end of period                               $2,732,198    $2,270,883
===============================================================================


PLAN ASSETS AT FAIR VALUE:
Balance at beginning of period
Contributions
Benefit payments
-------------------------------------------------------------------------------
Balance at end of period
===============================================================================


FUNDED STATUS:
Deficiency of plan assets over projected
  benefit obligation                                  $(2,732,198)  $(2,270,883)
Unrecognized loss from experience different
  from that assumed                                       199,965
Unrecognized prior service costs                        1,624,203     1,749,137
-------------------------------------------------------------------------------
Accrued expense included in other liabilities            (908,030)     (521,746)
-------------------------------------------------------------------------------


Amount recognized in statement of financial condition consists of:
Accrued liability                                      (1,837,078)   (1,454,260)
Intangible asset                                          929,048       932,514
-------------------------------------------------------------------------------
Net amount recognized                                 $  (908,030)  $  (521,746)
===============================================================================


The accumulated benefit obligation was $1,837,078 and $1,454,260 at December 31, 2003 and 2002 respectively.

The weighted average assumptions utilized to determine the benefit obligation and net benefit cost were as follows:

AT DECEMBER 31,                                            2003        2002
=============================================================================
Discount rate                                                6.30%       6.80%
Rate of increase in compensation levels                      5.00        4.00



The Corporation does not expect to contribute to the Directors and Executives Retirement Plan in 2004.

WESTBANK CORPORATION AND SUBSIDIARIES



10 - STOCK OPTIONS

The Corporation has four (4) fixed stock option plans that reserve shares of common stock for executives, key employees and directors. The 1985 Incentive Stock Option Plan offers shares of common stock to officers and key employees. Unless exercised, options expire ten (10) years after granting. No options are available for future grants under the 1985 Incentive Stock Option Plan.

The 1995 Directors Stock Option Plan grants options totaling 1,000 shares on February 15th of each year to qualified directors, as determined prior to grant. Unless exercised, options expire ten (10) years after granting. A total of 14,050 options are available for future grants.

The 1996 Incentive Stock Option Plan for directors and employees was established in 1996 and amended at the 2002 Annual Meeting of Shareholders to increase the number of shares reserved for issuance by 200,000. Employee options are granted at the discretion of directors. Directors are granted options totaling 1,000 shares immediately following the Corporation's Annual Meeting each year only if the Corporation achieved a return on average equity of 12% or higher. Directors' options expire twenty (20) years after the grant date, if unexercised, while employee options expire ten (10) years after the grant date. A total of 11,950 options are available for future grants.

The following is a summary of the status of the Corporation's four (4) fixed option plans as of December 31, 2003, 2002 and 2001, and changes during the years ended on those dates.

                                               Weighted                    Weighted                    Weighted
                                                Average                     Average                     Average
                                               Exercise                    Exercise                    Exercise
                                      2003       Price            2002       Price            2001       Price
---------------------------------------------------------------------------------------------------------------
Outstanding at beginning of year    638,489     $11.05          490,359     $ 9.55          499,236     $ 9.38
5% stock dividend                    31,772      10.52
Granted                              16,000      13.92          207,900      13.13            8,000       7.94
Exercised                           (54,850)      8.51          (54,055)      5.58          (16,877)      3.87
Terminated                           (4,331)     11.34           (5,715)     10.09
---------------------------------------------------------------------------------------------------------------
Outstanding at end of year          627,080     $10.78          638,489     $11.05          490,359     $ 9.55
---------------------------------------------------------------------------------------------------------------
Options exercisable at year-end     556,815                     508,889                     490,359
===============================================================================================================
Weighted average fair value of
  options granted during the year               $13.92                      $13.13                      $ 7.94
===============================================================================================================


The following table summarizes information about fixed options outstanding at December 31, 2003.

                                                 Weighted    Weighted   Weighted
                    Options        Average        Average    Options     Average
   Exercise       Outstanding     Remaining      Exercise  Exercisable  Exercise
    Prices        at 12/31/03  Contractual Life    Price   at 12/31/03    Price
================================================================================
$ 3.83 to $ 6.00     18,160       1.70 years     $   4.76       18,160  $   4.76
  6.01 to   9.00    161,575       4.39 years         7.86      161,575      7.86
  9.01 to  13.50    420,845       7.56 years        11.96      358,580     11.84
 13.51 to  15.25     26,500      13.36 years        14.10       18,500      8.16
----------------  -----------  ----------------  --------  -----------  --------
$ 3.83 to $15.25    627,080       6.82 years     $  10.79      556,815  $  10.33
================================================================================



The fair value of each option grant is estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted-average assumptions:

Years ended December 31,                       2003        2002        2001
=============================================================================
Dividend yield                                   3.12%       3.21%       4.55%
Expected life                                10 years    10 years    10 years
Expected volatility                                48%         48%         46%
Risk-free interest rate                          3.35%       4.83%       5.20%
=============================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



11 - EARNINGS PER SHARE

The following is a reconciliation of the shares and earnings per share utilized for the basic and diluted earnings per share computations:


                                                  Shares        Per Share
==============================================================================
Basic Earnings Per Share:
      2003                                      4,378,981         $1.38
      2002 (1)                                  4,406,583          1.36
      2001 (1)                                  4,465,054           .91
Effect of Dilutive Option Shares:
      2003                                        191,168           .06
      2002 (1)                                    103,382           .03
      2001 (1)                                     47,966           .01
Diluted Earnings per Share:
      2003                                      4,570,149          1.32
      2002 (1)                                  4,509,965          1.33
      2001 (1)                                  4,513,020           .90


(1) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in January 2003.






12 - LEASES

The Corporation leases certain facilities under long-term operating lease agreements. The following is a schedule of future minimum lease payments for such operating leases as of December 31, 2003.


(Dollars in Thousands)
==============================================================================
2004                                                                $ 282
2005                                                                  236
2006                                                                  199
2007                                                                  182
2008                                                                   55
After 2008                                                             18
------------------------------------------------------------------------------
Total minimum lease payments                                        $ 972
==============================================================================

Rent expense for 2003, 2002 and 2001 amounted to $359,000, $312,000 and $324,000 respectively.

WESTBANK CORPORATION AND SUBSIDIARIES



13 - COMMITMENTS AND CONTINGENT LIABILITIES

LOANS

In the normal course of business, various commitments and contingent liabilities are outstanding, such as guarantees, standby letters of credit and commitments to extend credit, that are not reflected in the consolidated financial statements. Management does not anticipate any significant losses as a result of these transactions.

The following table summarizes the contractual value of commitments at December 31:

(Dollars in Thousands)                                        2003        2002
================================================================================

Commitments to grant loans                                  $ 12,299    $ 13,677
Stand-by letters of credit and financial guarantees            1,195         587
Commitments to advance funds under existing loan agreements   60,088      60,600



The Corporation uses the same credit policies in making commitment and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since commitments may be expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing properties.

In the normal course of business, certain litigation is pending against the Corporation. Management, after consultation with legal counsel, does not anticipate that any ultimate liability arising out of such litigation will have a material effect on the Corporation's financial condition or results of operations.


EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS

The Bank has entered into a three-year employment agreement with its President and Chief Executive Officer. The agreement generally provides for a base salary and the continuation of certain benefits currently received. The employment agreement renews on an annual basis. Under certain specified circumstances, the employment agreement requires certain payments to be made for certain reasons other than cause, including a "change in control" as defined in the agreement. However, such employment may be terminated for cause, as defined, without incurring any continuing obligations.

The Bank has also entered into three-year change in control agreements with certain officers, none of whom are covered by an employment agreement. The change in control agreements are renewable on an annual basis and generally provide a severance payment and the continuation of certain benefits currently received following a "change in control" as defined in the agreements.



14 - STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") addresses the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and regulations concerning internal controls, accounting and operations.

Both the Corporation and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's or banking subsidiary's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation's and the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

WESTBANK CORPORATION AND SUBSIDIARIES


Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (as defined in the regulations) of total and Tier 1 capital to risk-weighted assets and of Tier 1 capital to average assets. Management believes, as of December 31, 2003, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.

Regulatory risk-based capital requirements take into account the different risk categories by assigning risk weights to assets and the credit equivalent amounts of off-balance sheet exposures. In addition, capital is divided into two tiers. Tier 1 includes common stockholders' equity and a portion of the mandatory redeemable preferred stock; total risk-based, or supplementary, capital includes not only the equity but also a portion of the allowance for loan losses and a portion of the mandatory redeemable preferred stock.

As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, a bank must maintain minimum total risk-based, Tier 1 risk-based, Tier 1 leverage ratios. There are no conditions or events since that notification that management believes have changed the Bank's category. Included in the Bank's capital is approximately $15.5 million contributed in 1999 by the holding company in connection with the preferred trust offering. (Note 7)

The Corporation's and the Bank's actual capital amounts and ratios are presented in the following table.

                                                                                                      Minimum Capital
                                                                                                     To Be Considered
                                                                                                     Well Capitalized
                                                                                                       Under Prompt
                                                                          Minimum Capital           Corrective Action
                                                    Actual               Adequacy Purposes              Provisions
 (Dollars in Thousands)                       Amount      Ratio          Amount     Ratio            Amount     Ratio
======================================================================================================================
December 31, 2003
Total Capital
     (To risk-weighted assets):
            Westbank                         $ 55,064     12.84%        $ 34,321     8.00%          $ 42,901     10.00%
            Corporation - Consolidated         56,956     13.24           34,406     8.00                N/A       N/A
Tier 1 Capital (To risk-weighted assets):
            Westbank                           50,636     11.80           17,160     4.00             25,741      6.00
            Corporation - Consolidated         50,345     11.71           17,203     4.00                N/A       N/A
Tier 1 Capital
     (To average assets):
            Westbank                           50,636      7.71           26,268     4.00             32,835      5.00
            Corporation - Consolidated         50,345      7.65           26,320     4.00                N/A       N/A
December 31, 2002
Total Capital
     (To risk-weighted assets):
            Westbank                           51,568     12.25           33,670     8.00             42,088     10.00
            Corporation - Consolidated         53,350     12.63           33,787     8.00                N/A       N/A
Tier 1 Capital (To risk-weighted assets):
            Westbank                           46,456     11.04           16,835     4.00             25,253      6.00
            Corporation - Consolidated         44,616     10.56           16,894     4.00                N/A       N/A
Tier 1 Capital
     (To average assets):
            Westbank                           46,456      6.99           26,594     4.00             33,243      5.00
            Corporation - Consolidated         44,616      6.60           26,632     4.00                N/A       N/A

WESTBANK CORPORATION AND SUBSIDIARIES

On November 19, 1997, the Board of Directors of the Corporation adopted an Amended and Restated Shareholder Rights Plan (the "Rights Plan"). Pursuant to the terms of the Rights Plan, the Board of Directors declared a dividend distribution to stockholders of record as of the close of business on December 4, 1997 (the "Record Date") of one Preferred Stock Purchase Right (a "Right") for each outstanding share of common stock of the Corporation. In addition, one Right automatically attaches to each share of common stock issued subsequent to the Record Date, until November 19, 2007. Each Right entitles the registered holder to purchase from the Corporation a unit of one ten-thousandths of a share (a `Unit") of Series A Junior Participating Cumulative Preferred Stock, par value $5.00 per share ("Preferred Stock"), at a cash exercise price of $60.00 per share of common stock, subject to adjustment. The Corporation has reserved 12,000 shares of Preferred Stock for issuance upon exercise of the Rights.

Currently, the Rights are not exercisable and are attached to and trade with the outstanding shares of common stock. The Rights will separate from the common stock and become exercisable upon the earliest to occur of (i) the close of business on the tenth calendar day following the first public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 15% or more of the outstanding shares of the Corporation's common stock (an "Acquiring Person"), (ii) the close of business on the tenth business day (or such date as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result, upon its consummation, in a person or a group becoming the beneficial owner of 15% of the outstanding shares of the Corporation's common stock, or (iii) the determination by the Board of Directors that any person is an "Adverse Person."

Upon the occurrence of any one of the above events, each holder of a Right (other than the Acquiring Person or the Adverse Person, as the case may be) is entitled to acquire such number of Units of the Preferred Stock of the Corporation as are equivalent to such number of shares of common stock having a value twice the current exercise price of the Right. If the Corporation is acquired in a merger or other business combination transaction, after any such event each holder of a Right is then entitled to purchase, at the then current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the Right.

Until a Right is exercised, the holder has no rights as a stockholder of the Corporation (beyond those rights as an existing stockholder), including the right to vote or to receive dividends. While the distribution of the Rights is not taxable to stockholders or to the Corporation, stockholders may, depending upon the circumstances, recognize taxable income in the event the Rights become exercisable for Units, other securities of the Corporation, other consideration or for shares of common stock of an acquiring company.

The Rights may be redeemed in whole by the Corporation, under certain circumstances, at a price of $.001 per Right. The Rights and the Rights Plan expire on November 19, 2007.

The Bank's retained earnings at December 31, 2003 include $485,000 that is set aside in accordance with existing provisions of the Internal Revenue Code to absorb losses on loans. If, in the future, this amount were used for any other purposes, a tax liability could be incurred. It is not anticipated that such amount will be made available for dividends or that a tax thereon will be imposed.

The Corporation purchased 55,682, 202,658 and 23,000 common shares at fair value for treasury stock at an aggregate cost of $904,000, $2,615,000 and $215,000 in 2003, 2002 and 2001 respectively. Treasury stock repurchases were made in connection with the previously announced stock repurchase program.

WESTBANK CORPORATION AND SUBSIDIARIES



15 - EMPLOYEES' STOCK OWNERSHIP PLAN

The Corporation established an Employees' Stock Ownership Plan ("ESOP") in 1989. The ESOP has been funded by a $100 contribution from the Corporation. At December 31, 2003 and 2002, the ESOP held no shares of the Corporation's stock.



16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, methods and assumptions are set forth below for the Corporation's financial instruments. The following table represents the carrying amount and estimated fair value of the Corporation's financial instruments at December 31.

                                                           2003                          2002
======================================================================================================
                                                   Carrying    Estimated         Carrying    Estimated
                                                    Amount     Fair Value         Amount     Fair Value
------------------------------------------------------------------------------------------------------
Assets:
      Cash and due from banks                     $  14,639    $  14,639        $  19,065    $  19,065
      Federal funds sold                                 39           39           28,185       28,185
      Investment securities held to maturity            250          262              436          459
      Investment securities available for sale      241,812      241,814          132,296      132,296
      Loans                                         435,483      451,027          473,721      493,517
      Accrued interest receivable                     3,180        3,180            3,037        3,037

Liabilities:
      Deposits                                      536,454      540,261          561,747      568,939
      Borrowed funds                                122,204      123,491           56,392       60,235
      Mandatorily redeemable preferred stock         17,000       17,507           17,000       17,758
      Accrued interest payable                          575          575              665          665


CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

The carrying amount for cash and due from banks and for federal funds sold approximates fair value, as these instruments mature in 90 days or less.


INVESTMENT SECURITIES

The fair value of securities is estimated based on bid prices published in financial sources or bid quotations received from securities dealers.


LOANS

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as commercial, commercial real estate, residential mortgage and other consumer. Each loan category is further segmented into fixed and adjustable rate interest terms, and by performing and non-performing categories.

The fair value of performing loans, except residential mortgages, is calculated by discounting scheduled cash flows through the estimated maturity, using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Corporation's historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. For performing residential mortgage loans, including loans held for sale, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates, using discount rates based on secondary market sources adjusted to reflect differences in servicing and credit costs.

Fair value for significant non-performing loans is based on recent external appraisals. If appraisals are not available, estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgmentally determined using available market information and specific borrower information.

WESTBANK CORPORATION AND SUBSIDIARIES



ACCRUED INTEREST RECEIVABLE AND ACCRUED INTEREST PAYABLE

The carrying amounts of these items approximate fair value due to their short-term nature.


DEPOSITS

The fair value of deposits with no stated maturity, such as non-interest-bearing demand deposits, regular savings, NOW accounts and money market accounts, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.


BORROWED FUNDS AND MANDATORILY REDEEMABLE PREFERRED STOCK

The fair value of borrowings and mandatory redeemable preferred stock was estimated by utilizing future cash flows discounted using current borrowing rates for similar instruments. For short-term borrowings, the carrying amount approximates the fair value due to their short-term nature.


COMMITMENTS TO EXTEND CREDIT

The stated fair value of commitments to extend credit is based on the current fees charged for similar commitments. The estimated fair value for commitments to extend credit is not material.



17 - SEGMENT INFORMATION

The Corporation has one reportable segment, "Community Banking." All of the Corporation's activities are interrelated, and each activity is dependent and assessed based on how each of the activities of the Corporation supports the others. For example, commercial lending is dependent upon the ability of the Bank to obtain funds through deposits and borrowings, and to manage interest rate and credit risk. This situation is also similar for consumer and residential mortgage lending. Accordingly, all significant operating decisions are based upon analysis of the Corporation as one operating segment.

WESTBANK CORPORATION AND SUBSIDIARIES



18 - SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION


(Dollars in thousands, except per share amounts)

                                                                   2003
                                    ------------------------------------------------------------------
                                    First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                    -------------    --------------    -------------    --------------
Interest income                         $9,364           $8,933            $8,464           $9,091
Interest expense                         3,848            3,584             3,293            3,360
------------------------------------------------------------------------------------------------------
Net interest income                      5,516            5,349             5,171            5,731
Provision for (recovery of) losses                                           (354)
Non-interest income                        993              994             1,296            1,253
Non-interest expense                     4,162            4,229             4,544            4,504
------------------------------------------------------------------------------------------------------
Income before income taxes               2,347            2,114             2,277            2,480
Income taxes                               841              612               856              855
------------------------------------------------------------------------------------------------------
Net income                              $1,506           $1,502            $1,421           $1,625
======================================================================================================
Earnings per share - Basic              $  .35           $  .34            $  .32           $  .37
                   - Diluted            $  .33           $  .33            $  .31           $  .35
======================================================================================================


                                                                   2002 (1)
                                    ------------------------------------------------------------------
                                    First Quarter    Second Quarter    Third Quarter    Fourth Quarter
                                    -------------    --------------    -------------    --------------
Interest income                        $10,443          $10,206           $10,037           $9,890
Interest expense                         4,544            4,449             4,642            4,420
------------------------------------------------------------------------------------------------------
Net interest income                      5,899            5,757             5,395            5,470
Provision for losses                       300              433               400              200
Non-interest income                        733            1,337               966            1,054
Non-interest expense                     4,361            4,337             3,956(2)         3,758
------------------------------------------------------------------------------------------------------
Income before income taxes               1,971            2,324             2,005            2,566
Income taxes                               656              486               671            1,044
------------------------------------------------------------------------------------------------------
Net income                             $ 1,315          $ 1,838           $ 1,334           $1,522
======================================================================================================
Earnings per share - Basic             $   .29          $   .42           $   .31           $  .35
                   - Diluted           $   .29          $   .40           $   .30           $  .34
======================================================================================================



(1) Share amounts and earnings per share are adjusted for the 5% stock dividend declared and distributed in January 2003.

(2) On September 30, 2002, the Corporation adopted SFAS No. 147. In accordance with this statement, the Corporation ceased amortization of goodwill, retroactive to January 1, 2002. The result was a $513,000 decrease in amortization expense in the third quarter of 2002.

WESTBANK CORPORATION AND SUBSIDIARIES



19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS

December 31,

(Dollars in Thousands)                                     2003          2002
===============================================================================

BALANCE SHEETS

Assets
      Cash                                               $    495      $    337
      Investment in subsidiaries                           60,382        57,830
      Other investments                                       123            34
      Other assets                                          1,481         1,433
-------------------------------------------------------------------------------
      Total assets                                       $ 62,481      $ 59,634
===============================================================================

Note payable to Westbank Capital Trust 1                   17,000        17,000
Other liabilities                                             206            22
-------------------------------------------------------------------------------
Total liabilities                                          17,206        17,022

Stockholders' equity
      Preferred stock - none
      Common stock, par value $2 per share                  9,047         9,047
      Additional paid-in capital                           14,524        14,497
      Retained earnings                                    22,724        18,780
      Treasury stock                                       (1,692)       (2,091)
      Accumulated other comprehensive loss                    672         2,379
-------------------------------------------------------------------------------
Stockholders' equity                                       45,275        42,612
-------------------------------------------------------------------------------
      Total liabilities and stockholders' equity         $ 62,481      $ 59,634
===============================================================================






(Dollars in Thousands)                       2003          2002          2001
===============================================================================

STATEMENTS OF INCOME

Dividend from subsidiary                   $  3,161      $  5,163      $  2,230
Interest expense                             (1,682)       (1,680)       (1,627)
Other expense - net                            (364)         (121)         (108)
-------------------------------------------------------------------------------

Income before taxes and
  undistributed income of subsidiaries        1,115         3,362           495
Income tax benefit                              678           595           590
Undistributed income of subsidiaries          4,261         2,052         2,988
-------------------------------------------------------------------------------
Net Income                                 $  6,054      $  6,009      $  4,073
===============================================================================

WESTBANK CORPORATION AND SUBSIDIARIES



19 - CONDENSED PARENT COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)

December 31,

(Dollars in Thousands)                                    2003         2002         2001
==========================================================================================
STATEMENTS OF CASH FLOWS

Cash Flows from operating activities:
   Net income                                           $  6,054     $  6,009     $  4,073
Operating activities:
   Equity in income of subsidiaries                       (4,261)      (2,052)      (2,988)
   Decrease (Increase) in other assets                       (48)        (195)         303
   Increase in other liabilities                             186            9            6
------------------------------------------------------------------------------------------

Net cash provided by operating activities                  1,931        3,771        1,394
------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Investment securities (purchased) matured                 (89)          38          (30)
------------------------------------------------------------------------------------------
Net cash provided by (used in) investing activities          (89)          38          (30)
------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from stock options exercised                      27          (37)          20
   Proceeds from dividend reinvestment and
     optional stock purchases                              1,303          956          529
   Treasury shares redeemed                                 (904)      (2,615)        (215)
   Dividends paid                                         (2,110)      (1,849)      (1,694)
------------------------------------------------------------------------------------------

Net cash used in financing activities                     (1,684)      (3,545)      (1,360)
------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                    158          264            4
Cash and cash equivalents at the beginning of the year       337           73           69
------------------------------------------------------------------------------------------
Cash and cash equivalents at the end of the year        $    495     $    337     $     73
==========================================================================================

Cash paid during the year:
   Interest paid to Westbank Capital Trust 1            $  1,632     $  1,632     $  1,632
   Income taxes paid                                       5,882        4,170          360

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
WESTBANK CORPORATION AND SUBSIDIARIES





Shareholders and Board of Directors,
Westbank Corporation


We have audited the accompanying consolidated balance sheet of Westbank Corporation (the "Corporation") and subsidiaries as of December 31, 2003 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Westbank Corporation as of and for the years ended December 31, 2002 and 2001 were audited by other auditors. Those auditors expressed an unqualified opinion on those financial statements in their report dated January 29, 2003.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2003 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries as of December 31, 2003, and the results of their operations and the cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.


GRANT THORNTON LLP
Boston, Massachusetts
January 29, 2004

INDEPENDENT AUDITORS' REPORT
WESTBANK CORPORATION AND SUBSIDIARIES





Shareholders and Board of Directors,
Westbank Corporation


We have audited the consolidated balance sheet of Westbank Corporation and subsidiaries (the "Corporation") as of December 31, 2002, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2002. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Westbank Corporation and subsidiaries at December 31, 2002, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the Consolidated Financial Statements, in 2002 the Corporation changed its method of accounting for goodwill and other intangible assets to conform to Statements of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", and No. 147, "Acquisitions of Certain Financial Institutions."


DELOITTE & TOUCHE LLP
Stamford, Connecticut
January 29, 2003

CORPORATE DIRECTORY
WESTBANK CORPORATION AND SUBSIDIARIES


DIRECTORS
WESTBANK CORPORATION AND WESTBANK
------------------------------------------------------------------------------------------------------------------------------------

ERNEST N. LAFLAMME, JR.                        DAVID R. CHAMBERLAND                           ROBERT J. PERLAK
   Chairman of the Board,                         President,                                     Corporate Clerk,
   WESTBANK CORPORATION                           CHICOPEE BUILDING SUPPLY                       WESTBANK CORPORATION
   Treasurer,                                                                                    Private Investor
   CITY OF CHICOPEE                            DONALD R. CHASE
                                                  Vice Chairman of the Board,                 GEORGE R. SULLIVAN
ROLAND O. ARCHAMBAULT                             President and Chief Executive Officer,         Chief Executive Officer,
   President and Owner,                           WESTBANK CORPORATION                           SULLIVAN PAPER COMPANY, INC.
   PINNACLE RACEWAY                               President and Chief Executive Officer,
                                                  WESTBANK                                    JAMES E. TREMBLE
MARK A. BEAUREGARD                                                                               President,
   Attorney at Law,                            G. WAYNE MCCARY                                   VALLEY COMMUNICATIONS SYSTEMS, INC.
   RESNIC, BEAUREGARD, WAITE & DRISCOLL           President and Chief Executive Officer,
                                                  EASTERN STATES EXPOSITION



OFFICERS
WESTBANK CORPORATION
------------------------------------------------------------------------------------------------------------------------------------

DONALD R. CHASE                                GARY L. BRIGGS                                 TRENTON E. TAYLOR
   President and Chief Executive Officer          Executive Vice President                       Senior Vice President

JOHN M. LILLY                                  KATHLEEN A. JALBERT                            LLOYD S. HALL
   Treasurer and Chief Financial Officer          Senior Vice President                          Director of Auditing




WESTBANK
------------------------------------------------------------------------------------------------------------------------------------

DONALD R. CHASE                                FINANCE DEPARTMENT                             LOAN CREDIT AND COLLECTION
   President and Chief Executive Officer       JOHN M. LILLY                                  TRENTON E. TAYLOR
                                                  Executive Vice President and Treasurer         Senior Vice President
                                               HOWARD STANTON, III                            PATRICIA A. NEBOSKY
AUDITING DIVISION                                 Vice President                                 Vice President
LLOYD S. HALL, CBA                             IRVING M. WALKER, JR., CMA                     JOHN E. O'BRIEN
   Director of Auditing                           Controller                                     Assistant Vice President


BRANCH ADMINISTRATION/                         LOAN DIVISION                                  RESIDENTIAL REAL ESTATE
   HUMAN RESOURCES                             GARY L. BRIGGS                                 ANTONIO FILIPE
KATHLEEN A. JALBERT                               Executive Vice President                       Senior Vice President
   Senior Vice President                       PAUL M. ACCORSI                                WOLFGANG A. ADAMETZ
DEBORAH A. KUMIEGA                                Senior Vice Pr                                 VICE PRESIDENT
   Vice President                              DENISE M. BREWER
KATHRYN J. SAUCIER                                Senior Vice President
   Assistant Vice President                    JOHN F. WHITE                                  TRUST DIVISION
ALMA D. MOREY                                     Senior Vice President                       ROBERT A. GIBOWICZ
   Branch Administration Officer               CLIFFORD R. BORDEAUX                              Senior Trust Officer
SUSAN M. ALDRICH                                  Vice President                              WILLIAM M. VARANKA
   Human Resources Officer                     GERARD E. DRAPEAU                                 Vice President
                                                  Vice President
                                               ROBERT D. FLUHARTY
COMPLIANCE                                        Vice President
AMY B. SHEEHAN                                 RICHARD N. HANCHETT
   Senior Vice President                          Vice President
                                               JOSEPH S. LEMAY
                                                  Vice President
EDP/OPERATIONS                                 STEPHEN J. ROBINSON
S. STEVE KONIECKI                                 Vice President
   Senior Vice President                       JOSEPH P. YOUNG
TAMMY L. HOWE                                     Vice President
   Assistant Vice President                    MICHAEL J. HARRINGTON
                                                  Commercial Loan Officer
                                               J. KEVIN HOURIHAN
                                                  Dealer Account Officer

CORPORATE INFORMATION
WESTBANK CORPORATION AND SUBSIDIARIES




WESTBANK CORPORATION                                      COMMON STOCK - MARKET INFORMATION
Westbank Tower, 225 Park Avenue                           The table below shows cash dividend data and
West Springfield, MA 01089-3310                           the range of bid prices by quarter for the
(413) 747-1400                                            Corporation's common stock. The source of the
                                                          bid ranges is the NASDAQ regional market
                                                          quotations.
ANNUAL MEETING
The Annual Meeting of Stockholders of Westbank
Corporation will be held on Wednesday, April 21,
2004 at nine o'clock in the morning at the Best           ---------------------------------------------------
Western Sovereign Hotel & Conference Center,                               2003                   2002
1080 Riverdale Road, West Springfield,                                Bid                    Bid
Massachusetts.                                                    High   Low Dividend    High   Low  Dividend
                                                          ---------------------------------------------------
                                                          First  $15.25  $13.21  $.12   $11.10  $ 9.10  $.11
TRANSFER AGENT AND REGISTRAR                              Second  16.05   13.38   .12    13.43   10.58   .11
Westbank-Trust Department                                 Third   18.73   15.89   .12    13.53   11.19   .11
                                                          Fourth  18.79   17.44   .12    13.19   12.39   .11

INDEPENDENT AUDITORS
Grant Thornton LLP
Boston, Massachusetts
                                                          All stock prices have been adjusted for the 5% stock
                                                          dividend declared and distributed January 2003.
CORPORATE COUNSEL
Doherty, Wallace, Pillsbury and Murphy, P.C.              The above quotations of the Corporation's common stock
Springfield, Massachusetts                                represent prices between dealers. They do not include retail markup, markdown or commissions. At January 31, 2004, the
                                                          Corporation had 1,235 stockholders. Westbank Corporation's
INFORMATION SERVICE                                       common stock is traded on the NASDAQ National Market
Westbank Corporation welcomes stockholder and             Exchange; the trading symbol is "WBKC." For information on
public interest in our services and activities.           the Westbank Corporation Dividend Reinvestment and Stock
Questions pertaining to material presented in             Purchase Plan, call Westbank's Trust Department at (413)
this Report and requests for a copy of the                747-1400. The following firms make a market in Westbank
Annual Report (Form 10-K) filed with the                  Corporation's common stock.
Securities and Exchange Commission should be
directed to John M. Lilly, Treasurer and Chief
Financial Officer, at the above address.



                                                          Adams, Harkness & Hill, Inc.
                                                          Advest Inc.
                                                          Archipelago Exchange (The)
                                                          Boston Stock Exchange
EQUAL OPPORTUNITY EMPLOYER                                Keefe, Bruyette & Woods, Inc.
The Corporation has maintained its commitment             Knight Securities L.P.
to equal opportunity and affirmative action in            McConnell, Budd & Downes, Inc.
employment and personnel policies and pledges             Moors & Cabot, Inc.
to recruit, hire, train and promote persons in            National Stock Exchange
all job classifications without regard to race,           Ryan, Beck & Co., Inc.
color, religion, sex, national origin, veterans           Schwab Capital Markets
status, age or handicap.                                  Susquehanna Capital Group